EXHIBIT (a)(1)(A)

Offer to Purchase for Cash
All Outstanding Common Shares

of
Hunt Corporation

at

$12.50 Net Per Share

by

FAC Acquisition Corporation
a wholly owned subsidiary of
FAC Holding Corporation

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON FRIDAY, DECEMBER 13, 2002, UNLESS THE OFFER IS EXTENDED.

THE OFFER IS BEING MADE PURSUANT TO AN AGREEMENT AND PLAN OF MERGER, DATED AS OF NOVEMBER 11, 2002 (THE “MERGER AGREEMENT”), BY AND AMONG FAC ACQUISITION CORPORATION, FAC HOLDING CORPORATION AND HUNT CORPORATION (THE “COMPANY”). THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER, AND DETERMINED THAT THE OFFER AND THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE COMPANY’S SHAREHOLDERS AND RECOMMENDS THAT SHAREHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (I) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN IMMEDIATELY PRIOR TO THE EXPIRATION OF THE OFFER OR OTHERWISE ACQUIRED BY FAC HOLDING CORPORATION OR ANY OF ITS AFFILIATES A NUMBER OF SHARES REPRESENTING AT LEAST A MAJORITY OF THE FULLY DILUTED SHARES (EXCLUDING OPTIONS WITH EXERCISE PRICES IN EXCESS OF $12.50 PER SHARE AND STOCK GRANTS THAT ARE NOT VESTING IN CONNECTION WITH THIS TRANSACTION) AND (II) ANY APPLICABLE WAITING PERIOD UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED, HAVING EXPIRED OR BEEN TERMINATED. THE OFFER IS ALSO SUBJECT TO THE OTHER CONDITIONS SET FORTH IN THIS OFFER TO PURCHASE. SEE SECTION 15.

IMPORTANT

Any shareholder desiring to tender all or any portion of such shareholder’s Shares should either (i) complete and sign the enclosed Letter of Transmittal (or a manually signed facsimile thereof) in accordance with the Instructions in the Letter of Transmittal, have such shareholder’s signature thereon guaranteed (if required by Instruction 1 to the Letter of Transmittal), mail or deliver the Letter of Transmittal (or a manually signed facsimile thereof) and any other required documents to the Depositary and either deliver the certificates for such Shares to the Depositary along with the Letter of Transmittal (or such manually signed facsimile) or, in the case of a book-entry transfer effected pursuant to the procedures described in Section 3 of this Offer to Purchase, deliver an Agent’s Message and any other required documents to the Depositary and deliver such Shares pursuant to the procedure for book-entry transfer set forth in Section 3 of this Offer to Purchase or (ii) request such shareholder’s broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such shareholder. Any shareholder whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee to tender such Shares.

Any shareholder who desires to tender Shares and whose certificates evidencing such Shares are not immediately available, or who cannot comply with the procedures for book-entry transfer on a timely basis, or who cannot deliver all required documents to the Depositary prior to the expiration of the Offer, may tender such Shares by following the procedure for guaranteed delivery set forth in Section 3 of this Offer to Purchase.

Questions and requests for assistance may be directed to the Information Agent at the address and telephone number set forth on the back cover of this Offer to Purchase. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other tender offer materials may be directed to the Information Agent or to brokers, dealers, commercial banks or trust companies.

November 15, 2002

SUMMARY TERM SHEET		S-1

INTRODUCTION		1

THE OFFER		4

1.	Terms of the Offer	4

2.	Acceptance for Payment and Payment	6

3.	Procedures for Tendering Shares	7

4.	Withdrawal Rights	9

5.	Certain U.S. Federal Income Tax Consequences	10

6.	Price Range of the Shares; Dividends on the Shares	11

7.	Effect of the Offer on the Market for the Shares; Share Quotation; Exchange Act Registration; Margin Regulations	11

8.	Certain Information Concerning the Company	12

9.	Certain Information Concerning Parent and Purchaser	15

10.	Sources and Amount of Funds	17

11.	Background of the Offer; Contacts with the Company	17

12.	Purpose of the Offer and the Merger; the Merger Agreement and Certain Other Agreements	18

13.	Plans for the Company; Other Matters	31

14.	Dividends and Distributions	33

15.	Certain Conditions of the Offer	33

16.	Certain Legal Matters and Regulatory Approvals	36

17.	Fees and Expenses	39

18.	Miscellaneous	40

SCHEDULE I INFORMATION CONCERNING DIRECTORS AND EXECUTIVE OFFICERS OF FAC HOLDING CORPORATION AND FAC ACQUISITION CORPORATION; AND TRUSTEES OF THE MEMBER TRUSTS, DIRECTORS AND EXECUTIVE OFFICERS OF THE BERWIND COMPANY LLC, THE SOLE SHAREHOLDER OF FAC HOLDING CORPORATION
		I-1

i

SUMMARY TERM SHEET

FAC Acquisition Corporation, a wholly owned subsidiary of FAC Holding Corporation, is offering to purchase all of the outstanding common shares of Hunt Corporation for $12.50 per share, net to the seller in cash. The following are answers to some of the questions you, as a shareholder of Hunt, may have about the offer. We urge you to read carefully the remainder of this Offer to Purchase and the Letter of Transmittal and the other documents to which we have referred because the information in this summary term sheet is not complete. Additional important information is contained in the remainder of this Offer to Purchase and the Letter of Transmittal.

WHO IS OFFERING TO BUY MY SECURITIES?

We are FAC Acquisition Corporation, a Pennsylvania corporation formed for the purpose of making this tender offer. We are a wholly owned subsidiary of FAC Holding Corporation, a Pennsylvania corporation formed for the purpose of holding the shares of FAC Acquisition Corporation and, after the merger, the shares of Hunt. See the “Introduction” to this Offer to Purchase and Section 9—“Certain Information Concerning Parent and Purchaser.”

WHAT ARE THE CLASSES AND AMOUNTS OF SECURITIES SOUGHT IN THE OFFER?

We are seeking to purchase all of the outstanding shares of common stock of Hunt. See the “Introduction” to this Offer to Purchase and Section 1—“Terms of the Offer.”

HOW MUCH ARE YOU OFFERING TO PAY? WHAT IS THE FORM OF PAYMENT? WILL I HAVE TO PAY ANY FEES OR COMMISSIONS?

We are offering to pay $12.50 per share, net to you in cash. In addition, the merger agreement provides that the offering price may be adjusted downward in circumstances in which Hunt’s capitalization representation is inaccurate by a certain amount and in circumstances in which Hunt breaches its covenants with respect to issuance of securities. If you are the record owner of your shares and you directly tender your shares to us in the offer, you will not have to pay brokerage fees or similar expenses. If you own your shares through a broker or other nominee, and your broker tenders your shares on your behalf, your broker or nominee may charge you a fee or commission for doing so. You should consult your broker or nominee to determine whether any such charges will apply. See the “Introduction” to this Offer to Purchase.

DO YOU HAVE THE FINANCIAL RESOURCES TO MAKE PAYMENT?

Yes. FAC Holding Corporation has provided us with sufficient funds to purchase all shares validly tendered in the offer and for our acquisition of the remaining shares in the merger with Hunt, which is expected to follow the successful completion of the offer in accordance with the terms and conditions of the merger agreement. The offer is not conditioned upon any financing arrangements. See Section 10—“Source and Amount of Funds.”

IS YOUR FINANCIAL CONDITION RELEVANT TO MY DECISION TO TENDER MY SHARES IN THE OFFER?

No. We do not think our financial condition is relevant to your decision whether to tender shares and accept the offer because:

•	the offer is being made for all outstanding shares solely for cash;

•	the offer is not subject to any financing conditions;

•	we have sufficient funds available to purchase all shares validly tendered in the offer; and

•	if we consummate the offer, we will acquire all remaining shares for the same cash price in the merger.

See Section 10—“Source and Amount of Funds.”

WHAT ARE THE MOST SIGNIFICANT CONDITIONS TO THE OFFER?

•
We are not obligated to purchase any shares that are validly tendered unless the number of shares validly tendered and not withdrawn before the expiration date of the offer represents at least a majority of the outstanding shares on a fully diluted basis (excluding options with exercise prices in excess of $12.50 per share and stock grants that are not vesting in connection with this transaction). We call this condition the “minimum condition.” See Section 12—“Purpose of the Offer and the Merger; the Merger Agreement and Certain Other Agreements.”

•
We are not obligated to purchase any shares that are validly tendered if the board of directors of Hunt withdraws, amends, changes or modifies its recommendation of the offer, the merger agreement or the merger or approves or recommends any other acquisition proposal (see Section 12 “Purpose of the Offer and the Merger; the Merger Agreement and Certain Other Agreements”) or fails to publicly reaffirm their approval or recommendation of the offer, the merger or the merger agreement within five business days of our request to do so.

•
Subject to our right to extend the offer described below, we are not obligated to purchase shares that are validly tendered if, among other things, the applicable waiting period under the HSR Act shall not have expired or been terminated and any material consent or approval required from any governmental authority to consummate the offer and the merger shall not have been made or obtained.

The offer is also subject to a number of other important conditions. We can waive some of these conditions without the consent of Hunt. We cannot, however, waive the minimum condition without the consent of Hunt. See Section 15—“Certain Conditions of the Offer.”

HOW LONG DO I HAVE TO DECIDE WHETHER TO TENDER MY SHARES IN THE OFFER?

You will have at least until 12:00 midnight, New York City time, on Friday, December 13, 2002, to tender your shares in the offer. Furthermore, if you cannot deliver everything required to make a valid tender by that time, you may still participate in the offer by using the guaranteed delivery procedure that is described later in this Offer to Purchase. See Sections 1—“Terms of the Offer,” 2—“Acceptance for Payment and Payment” and 3—“Procedures for Tendering Shares.”

CAN THE OFFER BE EXTENDED, AND UNDER WHAT CIRCUMSTANCES?

Yes. The offer may be extended for varying lengths of time depending on the circumstances. We have agreed in the merger agreement that we may, without the consent of Hunt:

•
extend the expiration date of the offer on one or more occasions for such period as may be determined by us in our sole discretion (each such extension period not to exceed ten business days at a time), if at the then-scheduled expiration date of the offer any of the conditions to our obligations to accept for payment and pay for shares will not be satisfied or waived;

•	extend the offer for any period required by any rule, regulation, interpretation or position of the Securities and Exchange Commission (the “SEC”) or the staff thereof applicable to the offer; and

•
extend the offer on one or more occasions for an aggregate period of not more than ten business days if the minimum condition has been satisfied but less than 80% of the shares have been validly tendered and not properly withdrawn.

If at the expiration date of the offer or any subsequent expiration date, all of the conditions to the offer are satisfied or waived, we may, without the consent of Hunt, elect to provide a “subsequent offering period.” A subsequent offering period, if one is included, will be an additional period of not less than three and no more than twenty business days beginning after we have purchased shares tendered during the offer. During the subsequent offer period shareholders may tender, but not withdraw, their shares and receive the offer price.

See Section 1—“Terms of the Offer” for more details of our obligation and ability to extend the offer.

HOW WILL I BE NOTIFIED IF THE OFFER IS EXTENDED?

If we extend the offer, we will inform American Stock Transfer & Trust Company, the depositary for the offer, of that extension and will issue a press release announcing the extension not later than 9:00 a.m., New York City time, on the next business day after the day on which the offer was scheduled to expire. See Section 1—“Terms of the Offer.”

HOW DO I TENDER MY SHARES?

To tender your shares, you must deliver the certificates representing your shares, together with a completed letter of transmittal and any other documents required by the letter of transmittal, to American Stock Transfer & Trust Company, the depositary for the offer, prior to the expiration of the offer. If your shares are held in street name (that is, through a broker, dealer or other nominee), they must be tendered by your nominee through The Depository Trust Company. If you are unable to deliver any required document or instrument to the depositary by the expiration of the offer, you may still participate in the offer by having a broker, a bank or other fiduciary that is an eligible institution guarantee that the missing items will be received by the depositary within three New York Stock Exchange trading days. For the tender to be valid, however, the depositary must receive the missing items within that three trading day period. See Sections 2—“Acceptance for Payment and Payment” and 3—“Procedures for Tendering Shares.”

HOW DO I WITHDRAW PREVIOUSLY TENDERED SHARES?

To withdraw previously tendered shares, you must deliver a written notice of withdrawal, or a facsimile of one, with the required information to the depositary while you still have the right to withdraw shares. If you tendered shares by giving instructions to a broker or bank, you must instruct the broker or bank to arrange for the withdrawal of your shares. See Section 4—“Withdrawal Rights.”

UNTIL WHAT TIME MAY I WITHDRAW PREVIOUSLY TENDERED SHARES?

You may withdraw your previously tendered shares at any time before the expiration of the offer. This right to withdraw will not apply to shares tendered in any subsequent offering period, if one is provided. See Section 4—“Withdrawal Rights.”

WHAT DOES THE HUNT BOARD OF DIRECTORS THINK OF THE OFFER?

The Board of Directors of Hunt has unanimously approved the merger agreement and the transactions contemplated thereby, including the offer and the merger, and determined that the offer and the merger are fair to, and in the best interest, of Hunt’s shareholders and recommends that the shareholders accept the offer and tender their shares pursuant to the offer. See the “Introduction” to this Offer to Purchase.

HAVE ANY SHAREHOLDERS PREVIOUSLY AGREED TO TENDER THEIR SHARES?

Certain shareholders have agreed, pursuant to the Tender and Voting Agreement, dated November 11, 2002, among us, FAC Holding Corporation and the shareholders named therein, to tender to us in the offer all of the shares over which they have beneficial ownership and vote the shares which they are entitled to vote in favor of the transactions contemplated by the merger agreement. The outstanding shares over which they have beneficial ownership represent approximately 33% of the issued and outstanding shares on a fully diluted basis (excluding options with exercise prices in excess of $12.50 per share and stock grants that are not vesting in connection with this transaction). See Section 12—“Purpose of the Offer and the Merger; the Merger Agreement and Certain Other Agreements.”

IF A MAJORITY OF THE SHARES ARE TENDERED AND ACCEPTED FOR PAYMENT, WILL HUNT CONTINUE AS A PUBLIC COMPANY?

In most cases, no. Following the purchase of shares in the offer, we expect to consummate the merger. If the merger takes place, Hunt no longer will be publicly owned. Even if for some reason the merger does not take place, if we purchase all of the tendered shares, there may be so few remaining shareholders and publicly held shares that Hunt common stock will no longer be eligible to be listed on the New York Stock Exchange or other securities exchanges, there may not be an active public trading market for Hunt common stock, and Hunt may no longer be required to make filings with the SEC or otherwise comply with the SEC rules relating to publicly held companies. See Section 7—“Effect of the Offer on the Market for the Shares; Share Quotation; Exchange Act Registration; Margin Regulations.”

DO I HAVE STATUTORY DISSENTERS’ RIGHTS?

No. However, if you so choose, you may be entitled to exercise dissenters’ rights in the merger. You will only be entitled to dissenters’ rights in the merger if, prior to the merger, the shares are no longer listed on the New York Stock Exchange or other securities exchanges and the shares are beneficially and of record held by less than 2,000 persons. If you elect to dissent in circumstances in which dissenters’ rights are applicable and comply with the provisions of the Pennsylvania Business Corporation Law relating to dissenters’ rights, your shares, at the effective time of the merger, will not entitle you to receive the per share amount being paid by us in the offer as set forth above. You will instead be entitled to receive either the amount that the surviving corporation determines to be the fair value of your shares or, if you disagree with that valuation, whatever consideration may be determined to be due to you by a court pursuant to the applicable provision of the Pennsylvania Business Corporation Law. Your right to seek an appraisal under Pennsylvania law will be forfeited if you do not comply with the requirements of the Pennsylvania Business Corporation Law relating to dissenters’ rights. See Section 13—“Plans for the Company; Other Matters.”

WILL THE TENDER OFFER BE FOLLOWED BY A MERGER IF ALL OF THE HUNT SHARES ARE NOT TENDERED IN THE OFFER?

In most cases, yes. If we accept for payment and pay for at least a majority of the shares on a fully diluted basis (excluding options with exercise prices in excess of $12.50 per share and stock grants that are not vesting in connection with this transaction), we will be merged with and into Hunt. We have agreed to vote for or enter into a written consent with respect to all shares we acquire in the offer to cause the approval of the merger. If that merger takes place, FAC Holding Corporation will own all of the shares and all shareholders (other than us, FAC Holding Corporation and, if applicable, shareholders properly exercising dissenters’ rights) will receive $12.50 per share in cash, without interest (or any higher price per share that is paid in the offer). See the “Introduction” to this Offer to Purchase.

IF I DECIDE NOT TO TENDER, HOW WILL THE OFFER AFFECT MY SHARES?

If you decide not to tender your shares in the offer and the merger occurs, you will receive the same amount of cash per share that you would have received had you tendered your shares in the offer, without any interest being paid on such amount, subject to, if applicable, any dissenters’ rights properly exercised under Pennsylvania law. Therefore, if the merger takes place, the only difference to you between tendering your shares and not tendering your shares is that you will be paid earlier if you tender your shares in the offer. If you decide not to tender your shares in the offer and we purchase the tendered shares, but the merger does not occur, there may be so few remaining shareholders and publicly traded shares that Hunt common stock will no longer be eligible for listing on the New York Stock Exchange or other securities exchanges and there may not be an active public trading market for Hunt common stock. Also, as described above, Hunt may no longer be required to make filings with the SEC or otherwise comply with the SEC rules relating to publicly held companies. See the “Introduction” to this Offer to Purchase and Section 7—“Effect of the Offer on the Market for the Common Shares; Share Quotation; Exchange Act Registration; Margin Regulation.”

WHAT IS THE MARKET VALUE OF MY SHARES AS OF A RECENT DATE?

On November 11, 2002, the last trading day before we announced the offer, the last sale price of Hunt common stock reported on the New York Stock Exchange was $9.45 per share. On November 14, 2002, the last trading day before we commenced the offer, the last sale price of Hunt common stock reported on the New York Stock Exchange was $12.39. We encourage you to obtain a recent quotation for shares of Hunt common stock in deciding whether to tender your shares. See Section 6—“Price Range of the Shares; Dividends on the Shares.”

WHAT ARE THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF TENDERING SHARES IN THE OFFER OR IN THE MERGER?

The sale or exchange of shares pursuant to the offer or the merger will be a taxable transaction for United States federal income tax purposes and possibly for state, local and foreign tax purposes as well. In general, a stockholder who sells shares pursuant to the offer or receives cash in exchange for shares pursuant to the merger will recognize gain or loss for United States federal income tax purposes equal to the difference, if any, between the amount of cash received and the shareholder’s adjusted tax basis in the shares sold or exchanged. See Section 5—“Certain U.S. Federal Income Tax Consequences.”

WHO SHOULD I CALL IF I HAVE QUESTIONS ABOUT THE TENDER OFFER?

You may call Georgeson Shareholder Communications Inc. collect at (212) 440-9800 or toll-free at (866) 870-4330. Georgeson Shareholder Communications Inc. is acting as the information agent for our offer. See the back cover of this Offer to Purchase.

To the Holders of Common Shares
of Hunt Corporation:

INTRODUCTION

FAC Acquisition Corporation, a Pennsylvania corporation (“Purchaser”) and a wholly owned subsidiary of FAC Holding Corporation (“Parent”), a Pennsylvania Corporation, hereby offers to purchase all outstanding common shares, par value $.10 per share, of Hunt Corporation (the “Shares), a Pennsylvania corporation (the “Company”), at a price of $12.50 per Share (the “Share Price”), net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, as amended or supplemented from time to time, collectively constitute the “Offer”).

Shareholders of record who tender Shares directly to American Stock Transfer & Trust Company, which is acting as the Depositary (in such capacity, the “Depositary”), will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, stock transfer taxes on the purchase of Shares by Purchaser pursuant to the Offer. However, any tendering shareholder or other payee who fails to complete and sign the Substitute Form W-9 included in the Letter of Transmittal may be subject to backup federal income tax withholding of 30% of the gross proceeds payable to such shareholder or other payee pursuant to the Offer. See Section 3—“Procedures for Tendering Shares.” Shareholders who hold their Shares through a bank or broker should check with such institution as to whether they charge any service fees. Purchaser will pay all fees and expenses of the Depositary and Georgeson Shareholder Communications Inc., which is acting as the Information Agent (in such capacity, the “Information Agent”), incurred in connection with the Offer and in accordance with the terms of the agreements entered into between Purchaser and/or Parent and each such person. See Section 17—“Fees and Expenses.”

THE BOARD OF DIRECTORS OF THE COMPANY (THE “COMPANY BOARD”) HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT (AS DEFINED BELOW) AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER (AS DEFINED BELOW), AND DETERMINED THAT THE OFFER AND THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE COMPANY’S SHAREHOLDERS AND RECOMMENDS THAT SHAREHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

J.P. Morgan Securities Inc. (“JPMorgan”), financial advisor to the Company, has delivered to the Company Board its written opinion, dated November 11, 2002 (the “Financial Advisor Opinion”), to the effect that, as of such date and subject to qualifications and limitations stated therein, the consideration to be received by the holders of Shares pursuant to the Offer and the Merger is fair, from a financial point of view, to such shareholders. A copy of the Financial Advisor Opinion is attached as an exhibit to the Company’s Solicitation/Recommendation Statement on Schedule 14d-9 (the “Schedule 14d-9”), which has been filed by the Company with the Securities and Exchange Commission (the “SEC”) in connection with the Offer and which is being mailed to shareholders herewith. Shareholders are urged to, and should, read the Financial Advisor Opinion carefully.

The Offer is conditioned upon, among other things, (i) there being validly tendered and not withdrawn immediately prior to the expiration of the Offer or otherwise acquired by Parent or any of its affiliates a number of Shares representing at least a majority of the Fully Diluted Shares (as defined below) (the “Minimum Condition”) and (ii) any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), having expired or been terminated. The Offer is also subject to the other conditions set forth in this Offer to Purchase. See Section 1—“Terms of the Offer” and Section 15—“Certain Conditions of the Offer.”

Purchaser reserves the right, subject only to the applicable rules and regulations of the SEC, to waive each of the conditions (other than the Minimum Condition) to the obligations of Purchaser to consummate the Offer, the Merger and the other transactions contemplated by the Merger Agreement and the Tender and Voting Agreement (as defined below) (the “Transactions”).

The Company has advised Parent and Purchaser that each member of the Company Board and each of the Company’s executive officers intends to tender all Shares owned by such persons pursuant to the Offer or (solely in the case of directors and executive officers who would as a result of the tender incur liability under Section 16(b) of the Exchange Act of 1934, as amended (the “Exchange Act”)) to vote in favor of the Merger. In addition, simultaneously with the execution and delivery of the Merger Agreement, Parent and Purchaser, on the one hand, and certain shareholders on the other hand (the “Certain Shareholders”), entered into a Tender and Voting Agreement dated as of November 11, 2002 (the “Tender and Voting Agreement”). The Tender and Voting Agreement relates to the 3,292,167 Shares owned by the Certain Shareholders, as well as 519,783 Shares subject to Options (as defined below), of which 511,783 such Options are presently exercisable. The issued and outstanding Shares subject to the Tender and Voting Agreement currently represent approximately 33% of the Fully Diluted Shares. The issued and outstanding Shares and presently exercisable Options subject to the Tender and Voting Agreement together represent approximately 38% of the of the Fully Diluted Shares.

As used in this Offer to Purchase, “Fully Diluted Shares” means the total number of Shares that would be outstanding after giving effect to the exercise and conversion, as the case may be, of all outstanding options (whether or not currently exercisable) with an exercise price at or below the Merger Consideration (as defined below), vested stock grants (and, to the extent not previously vested, any stock grants that would vest pursuant to the Merger Agreement (as defined below)), warrants and securities exercisable or convertible into Shares. The Company has represented and warranted to Parent and Purchaser that, as of November 8, 2002, (i) the authorized capital stock of the Company consists of 40,000,000 Shares and 1,000,000 shares of preferred stock of which 8,981,871 Shares (including, for these purposes, vested stock grants) and no shares of preferred stock are issued and outstanding and (ii) 1,683,798 Shares were reserved for issuance pursuant to outstanding options (the “Options”) issued under certain Company stock option plans. The Merger Agreement provides, among other things, that the Company will not, without the prior written consent of Parent, issue any shares of capital stock of any class of the Company, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock of the Company (except for the issuance of shares of Common Stock issuable pursuant to Options outstanding as of the date of the Merger Agreement). See Section 12—“Purpose of the Offer and the Merger; the Merger Agreement and Certain Other Agreements.” Based on the foregoing and assuming that there are an aggregate of 9,968,157 Fully Diluted Shares, the Minimum Condition will be satisfied if Shares representing 4,984,079 Shares are validly tendered and not withdrawn immediately prior to the expiration of the Offer or otherwise acquired by Parent or any of its affiliates prior to the Expiration Date. See Section 3—“Procedures for Tendering Shares” under “—Options.”

The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of November 11, 2002 (the “Merger Agreement”), by and among Parent, Purchaser and the Company. Pursuant to the Merger Agreement and in accordance with the Pennsylvania Business Corporation Law (the “PBCL”), as promptly as practicable after the completion of the Offer and the satisfaction or waiver, if permissible, of all conditions, including the purchase of Shares pursuant to the Offer (sometimes referred to herein as the “consummation” of the Offer) and the approval and adoption of the Merger Agreement by the shareholders of the Company (if required by applicable law), Purchaser will be merged with and into the Company (the “Merger”) and the Company will be the surviving corporation in the Merger (the “Surviving Corporation”) and a wholly owned subsidiary of Parent. At the effective time of the Merger (the “Effective Time”), each Share then outstanding, other than Shares held by (A) the Company or any of its subsidiaries, (B) Parent or Purchaser or any of their subsidiaries, if any, and (C) holders of Shares who properly perfect their dissenter’s rights under the PBCL, if applicable, will be converted into the right to receive $12.50 in cash, without interest thereon (the “Merger Consideration”). Pursuant to the Merger Agreement, in the event the number of outstanding Shares exceeds 8,981,871 or the number of Options, exercise prices of options or stock grants set forth in the disclosure schedules to the Merger Agreement are inaccurately stated, in any manner adverse to Parent or Purchaser, the Share Price will be appropriately adjusted downward pro rata but only to the extent required so that the aggregate consideration payable by Purchaser will not be increased solely by reason of such inaccuracy, except that in the event of inaccuracies of the capitalization representation as of the date of the Merger Agreement, such adjustment shall occur only in the case where the total consideration paid by Purchaser would increase by more than $150,000 (in which event, the adjustment shall reflect the entire amount of the inaccuracy). Notwithstanding the foregoing, there will be no adjustment pursuant to the foregoing sentence with respect to the issuance of Shares upon the exercise of Options or vesting of stock grants, in each case disclosed in such disclosure schedule. The Merger Agreement is more fully described in Section 12—“Purpose of the Offer and the Merger; the Merger Agreement and Certain Other Agreements.”

The Merger Agreement provides that immediately upon the purchase by Purchaser of not less than a majority of the Fully Diluted Shares pursuant to the Offer, Purchaser will be entitled to designate such number of directors, rounded up to the next whole number, on the Company Board as will give Purchaser representation on the Company Board equal to the product of the total number of directors on the Company Board (giving effect to the directors elected pursuant to this sentence) multiplied by the percentage that the number of votes represented by Shares beneficially owned by Purchaser and its affiliates (including Shares so accepted for payment and purchased) bears to the number of votes represented by Shares then outstanding, and the Company will, at such time, use its commercially reasonable efforts promptly to cause Purchaser’s designees to be elected as directors of the Company, including increasing the size of the Company Board or securing the resignations of incumbent directors, or both.

Consummation of the Merger is conditioned upon, among other things, the approval and adoption by the requisite vote of shareholders of the Company of the Merger Agreement and the Merger, if required by applicable law. See Section 12—“Purpose of the Offer and the Merger, the Merger Agreement and Certain Other Agreements.” Under the PBCL and pursuant to the Articles of Incorporation and the Bylaws of the Company, the affirmative vote by the holders of a majority of the total number of outstanding Shares entitled to vote, is the only vote of any class or series of the Company’s shares of capital stock that would be necessary to approve the Merger Agreement and the Merger at a meeting of the Company’s shareholders. See Section 13—“Plans for the Company; Other Matters.” The Merger Agreement is more fully described in Section 12—“Purpose of the Offer and the Merger, the Merger Agreement and Certain Other Agreements .”

Under Section 1924(b)(i) of the PBCL, if a corporation owns at least 80% of the outstanding shares of each class of a subsidiary corporation, the corporation holding such shares may merge such subsidiary into itself, or itself into such subsidiary, without any action or vote on the part of the board of directors or the shareholders of such other corporation (a “short-form merger”). In the event that Purchaser acquires in the aggregate at least 80% of the outstanding Shares pursuant to the Offer or otherwise, Parent and Purchaser could effect a short-form merger without any further approval of the Company Board or the shareholders of the Company. In the Merger Agreement, Purchaser and the Company have agreed that Purchaser may extend the Offer on one or more occasions for an aggregate period of not more than ten business days if the Minimum Condition has been satisfied but less than 80% of the Shares have been validly tendered and not properly withdrawn. Even if Purchaser does not own 80% of the Shares following the consummation of the Offer, Purchaser could seek to purchase additional Shares in the open market or otherwise in order to reach the 80% threshold and employ a short-form merger. The per Share consideration paid for any Shares so acquired in open market purchases may be greater or less than that paid in the Offer. Parent and Purchaser presently intend to effect a short-form merger, if permitted to do so under the PBCL, pursuant to which Purchaser will be merged with the Company. See Section 13—“Plans for the Company; Other Matters.”

Certain Federal income tax consequences of the sale of Shares pursuant to the Offer are described in Section 5—“Certain U.S. Federal Income Tax Consequences.”

THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION AND SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

THE OFFER

1.  Terms of the Offer.    Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment), Purchaser will accept for payment and pay for all Shares validly tendered prior to the Expiration Date, and not properly withdrawn in accordance with Section 4—“Withdrawal Rights.” The term “Expiration Date” shall mean 12:00 Midnight, New York City time, on Friday, December 13, 2002, unless and until Purchaser, in accordance with the terms of the Merger Agreement, shall have extended the period of time during which the Offer is open, in which event the term “Expiration Date” shall mean the latest time and date at which the Offer, as so extended by Purchaser, shall expire.

The Offer is conditioned upon the satisfaction of the Minimum Condition, the expiration or termination of any waiting period imposed by the HSR Act, and the other conditions set forth in Section 15—“Certain Conditions of the Offer.” If such conditions are not satisfied at or prior to the Expiration Date, Purchaser reserves the right, subject to the terms of the Merger Agreement and subject to complying with applicable rules and regulations of the SEC, to (i) decline to purchase any Shares tendered in the Offer and terminate the Offer and return all tendered Shares to the tendering shareholders, (ii) waive any or all conditions to the Offer (except the Minimum Condition) and, subject to complying with applicable rules and regulations of the SEC, purchase all Shares validly tendered, (iii) extend the Offer and, subject to the right of shareholders to withdraw Shares until the Expiration Date, retain all Shares which have been tendered during the period or periods for which the Offer is extended or (iv) subject to the provisions of the next paragraph, amend the Offer.

Under the Merger Agreement, Purchaser has the right, in its sole discretion, to modify and make changes to the terms and conditions of the Offer, provided that without the prior consent of the Company, no modification or change may be made which (i) decreases the consideration payable in the Offer (except as permitted in the Merger Agreement), (ii) changes the form of consideration payable in the Offer (other than by adding consideration), (iii) changes the Minimum Condition, (iv) decreases the maximum number of Shares sought pursuant to the Offer, (v) changes the conditions to the Offer in a manner adverse to the Company or its shareholders or option holders, or (vi) imposes additional conditions to the Offer (other than in respect of any consideration which is payable in addition to the Share Price). Notwithstanding the foregoing, Purchaser may (but is not be required under the Merger Agreement or otherwise to), without the consent of the Company, (i) extend the Offer on one or more occasions for such period as may be determined by Purchaser in its sole discretion (each such extension period not to exceed 10 business days at a time), if at the then scheduled Expiration Date any of the conditions to Purchaser’s obligations to accept for payment and pay for Shares is not satisfied or waived, (ii) extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC or the staff thereof applicable to the Offer and (iii) extend the Offer on one or more occasions for an aggregate period of not more than 10 business days if the Minimum Condition has been satisfied but less than 80% of the Shares has been validly tendered and not properly withdrawn, notwithstanding the prior satisfaction of the conditions to the Offer set forth in Section 15—“Certain Conditions of the Offer”. Notwithstanding the foregoing, Purchaser may in its sole discretion elect to provide for a subsequent offering period (a “Subsequent Offering Period”) pursuant to, and on the terms required by, Rule 14d-11 under the Exchange Act. The Purchaser may add a period of between 3 and 20 business days to permit additional tenders of Shares. The Purchaser may include a Subsequent Offering Period so long as, among other things, (i) the initial 20 business day period of the Offer has expired, (ii) the subsequent Offer is for all the outstanding securities of the class that is subject to this Offer, (iii) the Purchaser accepts and pays for all Shares validly tendered during the Offer, (iv) the Purchaser announces the results of the Offer, including the approximate number and percentage of the Shares deposited in the Offer, no later than 9:00 a.m., New York City time on the next business day after the Expiration Date and immediately begins the Subsequent Offering Period, (v) Purchaser immediately accepts and promptly pays for the Shares as they are tendered during the Subsequent Offering Period and (vi) Purchaser offers the same form and amount of consideration for Shares in the Subsequent Offering Period as in the Offer. In addition, Purchaser may extend any initial Subsequent Offering Period by any period or periods, provided that the aggregate of the Subsequent Offering Periods (including extensions thereof) is no more than 20 business days.

Subject to the terms of the Merger Agreement and applicable rules and regulations of the SEC, Purchaser expressly reserves the right, in its sole discretion, at any time or from time to time, to (a) extend the period of time during which the Offer is open and thereby delay acceptance for payment of and the payment for any Shares, by giving oral or written notice of such extension to the Depositary and (b) amend the Offer in any other respect by giving oral or written notice of such amendment to the Depositary. Under no circumstances will interest be paid on the purchase price for tendered Shares, whether or not Purchaser exercises its right to extend the Offer.

Any extension, delay, waiver, amendment or termination of the Offer will be followed as promptly as practicable by public announcement thereof, the announcement in the case of an extension to be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date in accordance with Rules 14d-4(d), 14d-6(c) and 14e-1(d) under the Exchange Act, which require that material changes be promptly disseminated to holders of Shares. Subject to applicable law and without limiting the obligation of Purchaser under such Rules or the manner in which Purchaser may choose to make any public announcement, Purchaser will not have any obligation to publish, advertise or otherwise communicate any such public announcement other than by making a press release to the Dow Jones News Service. As used in this Offer to Purchase, “business day” has the meaning set forth in Rule 14d-1 under the Exchange Act.

If Purchaser extends the Offer, or if Purchaser (whether before or after its acceptance for payment of Shares) is delayed in its purchase of, or payment for, Shares or is unable to pay for Shares pursuant to the Offer for any reason, then, without prejudice to Purchaser’s rights under the Offer, the Depositary may retain tendered Shares on behalf of Purchaser, and such Shares may not be withdrawn except to the extent tendering shareholders are entitled to the withdrawal rights described in Section 4—“Withdrawal Rights.” However, the ability of Purchaser to delay the payment for Shares which Purchaser has accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires that a bidder pay the consideration offered or return the securities deposited by, or on behalf of, holders of securities promptly after the termination or withdrawal of the Offer.

If Purchaser makes a material change in the terms of the Offer or the information concerning the Offer or waives a material condition of the Offer, Purchaser will disseminate additional tender offer materials and extend the Offer to the extent required by Rules 14d-4(d), 14d-6(c) and 14e-1 under the Exchange Act. The minimum period during which the Offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances then existing, including the relative materiality of the changed terms or information. In a public release, the SEC has stated its view that an offer must remain open for a minimum period of time following a material change in the terms of such offer and that waiver of a material condition, such as the Minimum Condition, is a material change in the terms of such offer. The release states that an offer should remain open for a minimum of 5 business days from the date a material change is first published, or sent or given to shareholders and that, if material changes are made with respect to information not materially less significant than the offer price and the number of shares being sought, a minimum of 10 business days may be required to allow adequate dissemination and investor response. The requirement to extend the Offer will not apply to the extent that the number of business days remaining between the occurrence of the change and the then scheduled Expiration Date equals or exceeds the minimum extension period that would be required because of such amendment. If, prior to the Expiration Date, Purchaser increases or decreases the consideration offered to holders of Shares pursuant to the Offer, the Offer must remain for a minimum of 10 business days following any increase or decrease in the consideration and such increased consideration will be paid to all holders whose Shares are purchased in the Offer whether or not such Shares were tendered prior to such increase.

The Company has provided Purchaser with the Company’s shareholder lists and security position listings for the purpose of disseminating the Offer to shareholders. This Offer to Purchase, the related Letter of Transmittal and other relevant documents will be mailed to record holders of Shares whose names appear on the shareholders lists and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the Company’s shareholder lists or, if applicable, who are listed as participants in a clearing agency’s security position listing, for subsequent transmittal to beneficial owners of Shares.

2.  Acceptance for Payment and Payment.    Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will accept for payment and will pay for all Shares validly tendered prior to the Expiration Date and not properly withdrawn in accordance with Section 4—“Withdrawal Rights” promptly after the later to occur of (i) the Expiration Date and (ii) the satisfaction or waiver of the conditions of the Offer set forth in Section 15  —“Certain Conditions of the Offer” related to regulatory matters. Any determination concerning the satisfaction of such terms and conditions shall be within the sole discretion of Purchaser. See Section 4—“Withdrawal Rights.”

Purchaser expressly reserves the right, in its sole discretion, to delay acceptance for payment of, or payment for, Shares in order to comply in whole or in part with any applicable law, including without limitation the HSR Act. See Section 16—“Certain Legal Matters and Regulatory Approvals.” If Purchaser is delayed in its acceptance for payment of, or payment for Shares (whether before or after its acceptance for payment of Shares), or is unable to accept for payment or pay for Shares pursuant to the Offer for any reason, then, without prejudice to Purchaser’s rights under the Offer (including such rights as are set forth in Sections 1—“Terms of the Offer” and 15—“Certain Conditions of the Offer”) (but subject to compliance with Rule 14e-1(c) under the Exchange Act, which requires that a tender offeror pay the consideration offered or return the tendered securities promptly after termination or withdrawal of a tender offer), the Depositary may, nevertheless, on behalf of Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent tendering shareholders are entitled to exercise, and duly exercise, withdrawal rights as described in Section 4—“Withdrawal Rights.”

For purposes of the Offer, Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares properly tendered to Purchaser and not withdrawn, if, as and when Purchaser gives oral or written notice to the Depositary of its acceptance for payment of such Shares. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering shareholders for the purpose of receiving payment from Purchaser and transmitting payment to tendering shareholders. In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates for such Shares (or a timely Book Entry Confirmation (as defined below) with respect thereto), (ii) the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer, an Agent’s Message (as defined below) and (iii) any other documents required by the Letter of Transmittal. Accordingly, payment may be made to tendering shareholders at different times if delivery of the certificates and other required documents occur at different times. The per Share consideration paid to any holder of Shares pursuant to the Offer will be the highest per Share consideration paid to any other holder of such Shares pursuant to the Offer.

Under no circumstances will interest be paid by Purchaser for the Shares, regardless of any extension of the Offer or any delay in making such payment.

If any tendered Shares are not purchased pursuant to the Offer for any reason, or if certificates are submitted representing more Shares than are tendered, certificates evidencing Shares not tendered or not accepted for purchase will be returned to the tendering shareholder, or such other person as the tendering shareholder shall specify in the Letter of Transmittal, as promptly as practicable following the expiration, termination or withdrawal of the Offer. In the case of Shares delivered by book-entry transfer into the Depositary’s account at the Book-Entry Transfer Facility (as defined below) pursuant to the procedures set forth in Section 3—“Procedures for Tendering Shares”, such Shares will be credited to such account maintained at the Book-Entry Transfer Facility as the tendering shareholder shall specify in the Letter of Transmittal, as promptly as practicable following the expiration, termination or withdrawal of the Offer. If no such instructions are given with respect to Shares delivered by book-entry transfer, any such Shares not tendered or not purchased will be returned by crediting the account at the Book-Entry Transfer Facility designated in the Letter of Transmittal as the account from which such Shares were delivered.

3.  Procedures for Tendering Shares.

Valid Tender.    For Shares to be validly tendered pursuant to the Offer, either (i) a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof), together with any required signature guarantees, or in the case of a book-entry transfer, an Agent’s Message, and any other required documents, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date and either certificates evidencing tendered Shares must be received by the Depositary at one of such addresses or such Shares must be delivered to the Depositary pursuant to the procedures for book-entry transfer set forth below and a Book-Entry Confirmation must be received by the Depositary, in each case prior to the Expiration Date, or (ii) the tendering shareholder must comply with the guaranteed delivery procedures described below.

If certificates evidencing tendered Shares are forwarded to the Depositary in multiple deliveries, a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof) must accompany each delivery. No alternative, conditional or contingent tenders will be accepted and no fractional Shares will be purchased.

Book-Entry Transfer.    The Depositary will establish an account with respect to the Shares at The Depository Trust Company (the “Book-Entry Transfer Facility”) for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the Book-Entry Transfer Facility’s system may make book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary’s account in accordance with such Book-Entry Transfer Facility’s procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer into the Depositary’s account at the Book-Entry Transfer Facility, the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent’s Message, and any other required documents must, in any case, be transmitted to, and received by, the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the tendering shareholder must comply with the guaranteed delivery procedures described below. The confirmation of a book-entry transfer of Shares, into the Depositary’s account at the Book-Entry Transfer Facility as described above is referred to herein as a “Book-Entry Confirmation.”

The term “Agent’s Message” means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that such Book-Entry Transfer Facility has received an express acknowledgment from the participant in such Book-Entry Transfer Facility tendering the Shares that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Purchaser may enforce such agreement against such participant.

The Letter of Transmittal and any other required documents must be transmitted to and received by the Depositary at one of its addresses set forth on the back cover page of this Offer to Purchase. Delivery of the Letter of Transmittal and any other required documents to the Book-Entry Transfer Facility will not constitute delivery to the Depositary.

The method of delivery of Shares, the Letter of Transmittal and all other required documents, including delivery through the Book-Entry Transfer Facility, is at the election and risk of the tendering shareholders. Shares will be deemed delivered only when actually received by the Depositary (including, in the case of a Book-Entry Transfer, by Book-Entry Confirmation). If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

Signature Guarantees.    No signature guarantee is required on a Letter of Transmittal (i) if such Letter of Transmittal is signed by the registered holder(s) (which term, for purposes of this Section, includes any participant in the Book Entry Transfer Facility’s systems whose name appears on a security position listing as the owner of the Shares) of Shares tendered therewith and such registered holder has not completed either the box entitled “Special Delivery Instructions” or the box entitled “Special Payment Instructions” on such Letter of Transmittal or (ii) if such Shares are tendered for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a participant in the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Guarantee Program or the Stock Exchange Medallion Program or by any other “eligible guarantor institution,” as such term is defined in Rule 17Ad-15 under the Exchange Act (each, an “Eligible Institution” and, collectively, “Eligible Institutions”). In all other cases, all signatures on Letters of Transmittal must be guaranteed by an Eligible Institution. See Instructions 1 and 5 to the Letter of Transmittal. If the certificates for Shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made, or certificates for Shares not tendered or not accepted for payment are to be returned, to a person other than the registered holder of the certificates surrendered, then the tendered certificates for such Shares must be endorsed or accompanied by appropriate stock powers, in either case, signed exactly as the name or names of the registered holders or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed as described above. See Instructions 1 and 5 to the Letter of Transmittal.

Guaranteed Delivery.    If a shareholder desires to tender Shares pursuant to the Offer and such shareholder’s certificates are not immediately available or the procedures for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the Depositary prior to the Expiration Date, such shareholder’s tender may be effected if all the following conditions are met:

(i)	such tender is made by or through an Eligible Institution;

(ii)
a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by Purchaser, is received by the Depositary, as provided below, prior to the Expiration Date; and

(iii)
the certificates for all tendered Shares, in proper form for transfer, or a Book-Entry Confirmation, together with a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof), with any required signature guarantees, or, in the case of a book-entry transfer, an Agent’s Message, and any other required documents, are received by the Depositary within three trading days after the date of execution of such Notice of Guaranteed Delivery.

A “trading day” is any day on which the New York Stock Exchange is open for business.

The Notice of Guaranteed Delivery may be delivered by hand to the Depositary or transmitted by telegram, facsimile transmission or mailed to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.

Notwithstanding any other provision hereof, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (a) certificates for (or a timely Book-Entry Confirmation with respect to) such Shares, (b) a Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer, an Agent’s Message, and (c) any other documents required by the Letter of Transmittal. Accordingly, tendering shareholders may be paid at different times depending upon when certificates for Shares or Book-Entry Confirmations with respect to such Shares are actually received by the Depositary.

The valid tender of Shares pursuant to one of the procedures described above will constitute a binding agreement between the tendering shareholder and Purchaser upon the terms and subject to the conditions of the Offer.

Appointment.    By executing the Letter of Transmittal as set forth above (including delivery through an Agent’s Message), the tendering shareholder will irrevocably appoint designees of Parent as such shareholder’s attorneys-in-fact and proxies in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such shareholder’s rights with respect to the Shares tendered by such shareholder and accepted for payment by Purchaser and with respect to any and all non-cash dividends, distributions, rights, other Shares or other securities issued or issuable in respect of such Shares on or after November 11, 2002 (collectively, “Distributions”). All such proxies will be considered coupled with an interest in the tendered Shares. Such appointment will be effective if, as and when, and only to the extent that, Purchaser accepts for payment Shares tendered by such shareholder as provided herein. All such powers of attorney and proxies will be irrevocable and will be deemed granted in consideration of the acceptance for payment by Purchaser of Shares tendered in accordance with the terms of the Offer. Upon such appointment, all prior powers of attorney, proxies and consents given by such shareholder with respect to such Shares (and any and all Distributions) will, without further action, be revoked and no subsequent powers of attorney, proxies, consents or revocations may be given by such shareholder (and, if given, will not be deemed effective). The designees of Purchaser will thereby be empowered to exercise all voting and other rights with respect to such Shares (and any and all Distributions), including, without limitation, in respect of any annual or special meeting of the Company’s shareholders (and any adjournment or postponement thereof), actions by written consent in lieu of any such meeting or otherwise, as each such attorney-in-fact and proxy or his substitute shall in his sole discretion deem proper. Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon Purchaser’s acceptance for payment of such Shares, Purchaser must be able to exercise full voting, consent and other rights with respect to such Shares (and any and all Distributions), including voting at any meeting of shareholders.

Determination of Validity.    All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by Purchaser, in its sole discretion, which determination will be final and binding. Purchaser reserves the absolute right to reject any or all tenders of any Shares determined by it not to be in proper form or the acceptance for payment of which, or payment for which, may, in the opinion of Purchaser’s counsel, be unlawful. Purchaser also reserves the absolute right, in its sole discretion, to waive any defect or irregularity in any tender of Shares of any particular shareholder, whether or not similar defects or irregularities are waived in the case of other shareholders. No tender of Shares will be deemed to have been validly made until all defects or irregularities relating thereto have been cured or waived. None of Purchaser, Parent, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Purchaser’s interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

Options.    Holders of currently exercisable Options may exercise such Options pursuant to their terms and tender the Shares received upon such exercise pursuant to the Offer. Alternatively, holders of unexercised Options with an exercise price below the Share Price will receive cash payments after the Effective Time in respect of such unexercised Options. See Section 12—“Purpose of the Offer and the Merger; the Merger Agreement and Certain other Agreements” under “—Options.”

4. Withdrawal Rights.    Except as otherwise provided in this Section 4—“Withdrawal Rights” or as provided by applicable law, tenders of Shares are irrevocable. Shares tendered pursuant to the Offer may be withdrawn pursuant to the procedures set forth below at any time prior to the Expiration Date and, unless theretofore accepted for payment by Purchaser pursuant to the Offer, may also be withdrawn at any time after January 17, 2003.

For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from the name of the person who tendered the Shares. If certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and, unless such

Shares have been tendered by an Eligible Institution, the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been delivered pursuant to the procedures for book-entry transfer as set forth in Section 3—“Procedures for Tendering Shares”, any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with such Book-Entry Transfer Facility’s procedures.

Withdrawals of tendered Shares may not be rescinded, and any Shares properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by again following one of the procedures described in Section 3—“Procedures for Tendering Shares” at any time prior to the Expiration Date or the expiration of any Subsequent Offering Period.

All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by Purchaser, in its sole discretion, which determination will be final and binding. None of Purchaser, Parent, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

5.  Certain U.S. Federal Income Tax Consequences.    The following is a general summary of certain U.S. Federal income tax consequences of the Offer and the Merger relevant to a beneficial holder of Shares whose Shares are tendered and accepted for payment pursuant to the Offer or whose Shares are converted to cash in the Merger (a “Holder”). The discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), regulations issued thereunder, judicial decisions and administrative rulings, all of which are subject to change, possibly with retroactive effect. The following discussion does not address the U.S. Federal income tax consequences to all categories of Holders that may be subject to special rules (e.g., holders who acquired their Shares pursuant to the exercise of employee stock options or other compensation arrangements with the Company, holders who, if applicable, perfect dissenters rights under the PBCL, foreign holders, insurance companies, tax-exempt organizations, dealers in securities and persons who have acquired the Shares as part of a straddle, hedge, conversion transaction or other integrated investment), nor does it address the Federal income tax consequences to persons who do not hold the Shares as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment).

The Federal income tax consequences set forth below are included for general informational purposes only. Because individual circumstances may differ, each Holder should consult such Holder’s own tax advisor to determine the applicability of the rules discussed below to such Holder and the particular tax effects of the Offer and the Merger, including the application and effect of U.S. Federal, state, local and other income tax laws.

The receipt of cash for Shares pursuant to the Offer or the Merger will be a taxable transaction for U.S. Federal income tax purposes and may also be a taxable transaction under applicable state, local and foreign income and other tax laws. In general, a Holder who sells Shares pursuant to the Offer or receives cash in exchange for Shares pursuant to the Merger will recognize gain or loss for Federal income tax purposes equal to the difference, if any, between the amount of cash received and the Holder’s adjusted tax basis in the Shares sold pursuant to the Offer or surrendered for cash pursuant to the Merger. Gain or loss will be determined separately for each block of Shares (i.e., Shares acquired at the same cost in a single transaction) tendered pursuant to the Offer or surrendered for cash pursuant to the Merger. Such gain or loss will be long-term capital gain or loss if the Holder has held the Shares for more than one year. Capital gains recognized by an individual investor (or an estate or certain trusts) upon a disposition of a Share that has been held for more than one year generally will be subject to a maximum tax rate of 20% or, in the case of a Share that has been held for one year or less, will be subject to tax at ordinary income rates. Certain limitations apply to the use of capital losses.

Backup Withholding.    In order to avoid “backup withholding” of Federal income tax on payments of cash pursuant to the Offer, a shareholder surrendering Shares in the Offer, or its assignee (in either case, the “Payee”)

must, unless an exemption applies, provide the Depositary with such Payee’s correct taxpayer identification number (“TIN”) on a Substitute Form W-9 and certify under penalties of perjury that such TIN is correct and that such Payee is not subject to backup withholding. If a Payee does not provide such Payee’s correct TIN or fails to provide the certifications described above, the Internal Revenue Service (the “IRS”) may impose a penalty on such Payee and payment of cash to such Payee pursuant to the Offer may be subject to backup withholding of 30%. All shareholders surrendering Shares pursuant to the Offer and other Payees should complete and sign the Substitute Form W-9 included as part of the Letter of Transmittal to provide the information and certification necessary to avoid backup withholding (unless an applicable exemption exists and is proved in a manner satisfactory to Purchaser and the Depositary). Certain Payees (including, among others, all corporations and certain foreign individuals and entities) may not be subject to backup withholding. Noncorporate foreign shareholders should complete and sign a Form W-8, Certificate of Foreign Status, a copy of which may be obtained from the Depositary, in order to avoid backup withholding. See Instruction 10 to the Letter of Transmittal.

6.  Price Range of the Shares; Dividends on the Shares.    The Shares are listed on the New York Stock Exchange (“NYSE”) under the symbol “HUN”. The following table sets forth, for each of the fiscal quarters indicated, the high and low sales price per Share on the NYSE and the amount of cash dividends paid per Share, as reported in published financial sources.

	Sales Price		Cash Dividends
	High	Low
Fiscal Year Ended December 3, 2000:
First Quarter ended February 27, 2000	$11.13	$8.06	$.1025
Second Quarter ended May 28, 2000	10.63	8.38	.1025
Third Quarter ended September 3, 2000	10.63	8.69	.1025
Fourth Quarter ended December 3, 2000	9.25	3.81	.1025

Fiscal Year Ended December 2, 2001:
First Quarter ended March 4, 2001	$7.60	$3.50	$.1025
Second Quarter ended June 3, 2001	7.10	5.06	.1025
Third Quarter ended September 2, 2001	7.90	5.34	.1025
Fourth Quarter ended December 2, 2001	7.63	5.55	.1025

Fiscal Year Ending December 1, 2002:
First Quarter ended March 3, 2002	$9.15	$6.50	$.1025
Second Quarter ended June 2, 2002	11.85	9.05	.1025
Third Quarter ended September 1, 2002	11.20	8.75	.1025
Fourth Quarter (through November 14, 2002)	12.40	8.00	.1025

On November 11, 2002, the last full trading day prior to the public announcement of the execution of the Merger Agreement by the Company, Parent and Purchaser, the last reported closing sales price of the Shares on the NYSE was $9.45 per Share. On November 14, 2002, the last full trading day prior to the commencement of the Offer, the last reported sales price of the Shares on the NYSE was $12.39 per Share. Shareholders are urged to obtain a current market quotation for the Shares.

Under the terms of the Merger Agreement, the Company is not permitted to declare or pay dividends with respect to the Shares without the prior written consent of Parent.

7.  Effect of the Offer on the Market for the Shares; Share Quotation; Exchange Act Registration; Margin Regulations.

Market for the Shares.    The purchase of Shares by Purchaser pursuant to the Offer will reduce the number of holders of Shares and the number of Shares that might otherwise trade publicly and, depending upon the number of Shares so purchased, could adversely affect the liquidity and market value of the remaining Shares held by the public.

Share Quotation.    The Shares are listed on the NYSE. Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the requirements for continued listing on the NYSE and may therefore be delisted from the NYSE. According to the published guidelines of the NYSE, the Shares might no longer be eligible for listing on the NYSE if, among other things, the number of publicly held Shares falls below 600,000 or the number of record holders falls below 400 (or below 1,200 if the average monthly trading volume is below 100,000 for the last twelve months). Shares held by officers or directors of the Company or their immediate families, or by any beneficial owner of 10% or more of the Shares, ordinarily will not be considered to be publicly held for this purpose.

If the Shares cease to be listed on the NYSE, the market for the Shares could be adversely affected. It is possible that the Shares would be traded on other securities exchanges (with trades published by such exchanges), the Nasdaq Smallcap Market, the OTC Bulletin Board or in a local or regional over-the-counter market. The extent of the public market for the Shares and the availability of such quotations would, however, depend upon the number of holders of Shares and the aggregate market value of the Shares remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration of the Shares under the Exchange Act, as described below, and other factors.

Exchange Act Registration.    The Shares are currently registered under the Exchange Act. Registration of the Shares under the Exchange Act may be terminated upon application of the Company to the SEC if the Shares are not listed on a national securities exchange, quoted on an automated inter-dealer quotation system or held by 300 or more holders of record. Termination of registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to the holders thereof and to the SEC, and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy statement pursuant to Section 14(a) or 14(c) of the Exchange Act and the related requirement of furnishing an annual report to shareholders and the requirements of Rule 13e-3 under the Exchange Act with respect to going private transactions no longer applicable to the Company. Furthermore, if a substantial number of Shares are acquired by Purchaser, the ability of “affiliates” of the Company and persons holding “restricted securities” of the Company to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended (the “Securities Act”), may be impaired or, with respect to certain persons, eliminated. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be eligible for listing on the NYSE. The purchase of a substantial number of Shares pursuant to the Offer may result in the Company being able to terminate its Exchange Act registration, although Parent has no current intention to do so prior to the Effective Time. If registration of the Shares under the Exchange Act is not terminated prior to the Merger, such registration will be terminated following the consummation of the Merger.

Margin Regulations.    The Shares are presently “margin securities” under the regulations of the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”), which status has the effect, among other things, of allowing brokers to extend credit on the collateral of the Shares. Depending upon factors similar to those described above regarding listing and market quotations, it is possible that, following the Offer, the Shares would no longer constitute “margin securities” for the purposes of the margin regulations of the Federal Reserve Board and therefore could no longer be used as collateral for loans made by brokers. In addition, if registration of the Shares under the Exchange Act were terminated, the Shares would no longer constitute “margin securities.”

8.  Certain Information Concerning the Company.    The information concerning the Company contained in this Offer to Purchase, including that set forth below under “—Summary of Selected Financial Data,” has been furnished by the Company or has been taken from or based upon publicly available documents and records on file with the SEC and other public sources. The summary information concerning the Company in this Section 8 and elsewhere in this Offer to Purchase is derived from the Company’s Annual Report on Form 10-K for the fiscal year ended December 2, 2001 and the Company’s Quarterly Report on Form 10-Q for the nine months ended September 1, 2002, as filed with the SEC pursuant to the Exchange Act, and other publicly available information. The summary information set forth below is qualified in its entirety by reference to such reports (which may be obtained and inspected as described below) and should be considered in conjunction with the more comprehensive financial and other information in such reports and other publicly available reports and documents filed by the Company with the SEC and other publicly available information. Although Purchaser and Parent do not have any knowledge that would indicate that any statements contained herein based upon such reports are untrue, neither Parent nor Purchaser assumes responsibility for the accuracy or completeness of the information concerning the Company contained in such documents and records or for any failure by the Company to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to Parent or Purchaser.

General.    The Company is a Pennsylvania corporation with principal executive offices located at One Commerce Square, 2005 Market Street, Philadelphia, Pennsylvania 19103-7085. The telephone number of the Company at such offices is (215) 656-0300. The business of the Company consists of the manufacture and distribution of consumer products sold through the office, art and framing markets.

Selected Financial Information.    Set forth below is a summary of certain consolidated financial information with respect to the Company, excerpted or derived from the Company’s Annual Report on Form 10-K for the fiscal year ended December 2, 2001 and the Company’s Quarterly Report on Form 10-Q for the nine months ended September 1, 2002, as filed with the SEC pursuant to the Exchange Act.

More comprehensive financial information is included in such reports (including management’s discussion and analysis of financial condition and results of operations) and in other documents filed by the Company with the SEC. The following summary is qualified in its entirety by reference to such reports and other documents and all of the financial information (including any related notes) contained therein. Such reports, documents and financial information may be inspected and copies may be obtained from the SEC in the manner set forth below under “—Available Information.”

HUNT CORPORATION

SUMMARY OF SELECTED FINANCIAL DATA
(In thousands, except per share amounts)

	Year Ended			Nine Months Ended (Unaudited)
	December 2, 2001	December 3, 2000	November 28, 1999	September 1, 2002	September 2, 2001
Income Statement Data:
Net sales	$160,870	$175,780	$172,993	$122,786	$124,141
Income before income taxes	4,674	6,590	14,253	11,818	7,235
Net income	(24,526)	1,969	6,427	8,674	(25,034)
Net income per common share:
Basic	$(2.74)	$0.20	$0.61	$0.97	$(2.80)
Diluted	$(2.73)	$0.20	$0.61	$0.96	$(2.78)

Balance Sheet Data (at period end):
Cash and cash equivalents	$25,966	$23,878	$36,897	$27,098	$12,134
Total current assets	72,776	88,315	97,274	71,463	90,998
Total assets	106,387	163,532	179,629	101,569	126,614
Total current liabilities	32,204	31,907	35,851	26,486	47,249
Total shareholders’ equity	37,073	61,970	70,515	43,627	37,091
Total liabilities and shareholders’ equity	106,387	163,532	179,629	101,569	126,614

Other Financial Information.    During the course of the discussions between Parent and the Company that led to the execution of the Merger Agreement, the Company provided Parent or its representatives with certain information about the Company and its financial performance which is not publicly available. The information provided included financial projections for the Company as an independent company (i.e., without regard to the impact to the Company of a transaction with Parent and Purchaser). The following is a summary of selected projected financial information provided to Parent by the Company.

Summary Selected Projected Income Statement Data
	(in millions)

Fiscal Year	2002	2003	2004	2005	2006
Net Sales	$165.2	$171.8	$178.6	$185.8	$196.9
Earnings Before Interest and Taxes	$17.7	$19.1	$20.7	$22.6	$24.3

Earnings Before Interest, Taxes, Depreciation and Amortization	$22.4	$23.8	$25.4	$27.3	$29.0

On November 5, 2002, the Company provided Purchaser and Parent with revised projections for its fiscal year 2002 which reflect net sales of $161.4 million earnings before interest and taxes of $18.0 million and earnings before interest, taxes, depreciation and amortization of $22.6 million. In developing the foregoing projections, the Company adjusted its historical financial statements (the “Adjusted Historical Financial Statements”) by eliminating all items relating to the commercial graphics products business and taking into account certain anticipated savings with respect to selling, general and administrative expenses of the Company. The foregoing projections are also based on, among other things, the following assumptions: (i) the projected net sales for 2002 are derived from the Adjusted Historical Financial Statements, (ii) beginning in 2003, net sales would increase annually at a rate of 4%, and (iii) capital expenditures and depreciation would remain constant at $4.7 million.

The Company has advised Purchaser and Parent that it does not as a matter of course make public any projections as to future performance or earnings, and the projections set forth above are included in this Offer only because the information was provided to Parent and Purchaser. The projections were not prepared with a view to public disclosure or compliance with the published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants regarding projections or forecasts. The projections do not purport to present operations in accordance with generally accepted accounting principles, and the Company’s independent auditors have not examined, compiled or performed any procedures with respect to the projections presented herein, nor have they expressed any opinion or any other form of assurance of such information or its achievability, and accordingly assume no responsibility for them. The Company has advised Parent and Purchaser that its internal operating projections are, in general, prepared solely for internal use and capital budgeting and other management decisions and are subjective in many respects and thus susceptible to various interpretations and periodic revision based on actual experience and business developments. According to the Company, the projections were prepared several months ago and were based on a number of internal assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters that are inherently subject to significant economic and competitive uncertainties, all of which are difficult to predict and some of which are beyond the control of the Company, Purchaser or Parent or their respective financial advisors and representatives and some of which inevitably will prove to be incorrect. Consequently, no prediction can be made as to whether such assumptions were or will be accurate; accordingly, there can be no assurance, and no representation or warranty is made, that actual results will not vary materially from those described above.

The foregoing information is forward-looking in nature and inherently subject to significant uncertainties and contingencies, many of which are beyond the control of the Company, including industry performance, general business and economic conditions, currency exchange rates, customer requirements, competition, adverse changes in applicable laws, regulations or rules governing environmental, tax and accounting matters and other matters. The inclusion of this information should not be regarded as an indication that Parent, Purchaser, the Company or anyone who received this information then considered, or now considers, it a reliable prediction of future events, and this information should not be relied on as such. None of Company, Parent or Purchaser or any of their respective financial advisors or any other person assumes any responsibility for the validity, reasonableness, accuracy or completeness of the projections, and the Company has made no representation to Parent or Purchaser regarding the projections described above. None of the Company, Purchaser, Parent or any of their respective financial advisors intends to update, revise or correct such projections if they are or become inaccurate (even in the short term). The projections have not been adjusted to reflect the effects of the Offer or the Merger.

Available Information.    The Company is subject to the informational filing requirements of the Exchange Act and, in accordance therewith, is obligated to file reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. Information as of particular dates concerning the Company’s directors and officers, their remuneration, options granted to them, the principal holders of the Company’s securities and any material interests of such persons in transactions with the Company is required to be disclosed in proxy statements distributed to the Company’s shareholders and filed with the SEC. Such reports, proxy statements and other information should be available for inspection at the public reference facilities of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the SEC located at 233 Broadway, New York, NY 10279 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, IL 60661. Copies of such information should be obtainable by mail, upon payment of the SEC’s customary charges, by writing to the SEC’s principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. The SEC also maintains a website on the Internet at http://www.sec.gov that contains reports, proxy statements and other information relating to the Company which have been filed via the SEC’s EDGAR System.

9.  Certain Information Concerning Parent and Purchaser.

Parent is a newly incorporated Pennsylvania corporation organized in connection with the Offer and the Merger and has not carried on any significant activities other than in connection with the Offer and the Merger.

The principal offices of Parent are located at 3000 Centre Square West, 1500 Market Street, Philadelphia, Pennsylvania 19102-2172. The telephone number of Parent at such location is 215-563-2800.

Purchaser is a newly incorporated Pennsylvania corporation organized in connection with the Offer and the Merger and has not carried on any significant activities other than in connection with the Offer and the Merger. The principal offices of Purchaser are located at 3000 Centre Square West, 1500 Market Street, Philadelphia, Pennsylvania 19102-2172. The telephone number of Purchaser at such location is 215-563-2800. All of the outstanding capital stock of Purchaser is owned directly by Parent. Until immediately prior to the time Purchaser purchases Shares pursuant to the Offer, except for sufficient cash to consummate the Offer, it is not anticipated that Purchaser will have any significant assets or liabilities or engage in any significant activities other than those incident to its formation and capitalization and the transactions contemplated by the Offer and the Merger.

Available Information.    Parent and Purchaser are privately held entities and are not generally subject to the information filing requirements of the Exchange Act, and are not generally required to file reports, proxy statements and other information with the SEC relating to its business, financial condition and otherwise. However, pursuant to Rule 14d-3 under the Exchange Act, Parent and Purchaser filed with the SEC a Schedule TO, including this Offer to Purchase and the Merger Agreement, which provides certain additional information with respect to the Offer. The Schedule TO and any amendments thereto, including exhibits, should be available or obtainable, (i) by mail, upon payment of the SEC’s customary charges, by writing to the SEC’s principal office at 450 Fifth Street, N.W., Washington, DC 20548, (ii) at the public reference facilities of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the SEC located at 233 Broadway, New York, NY 10279 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, IL 60661 and (iii) by accessing the SEC’s website on the Internet at http://www.sec.gov.

Additional Information Regarding Parent and Purchaser.    The name, citizenship, business address, principal occupation or employment and five-year employment history for each of the executive officers of Parent and Purchaser, and for members of the board of directors of Parent and Purchaser are set forth in Schedule I hereto. In addition, Schedule I contains information regarding the directors, executive officers, and trustees of the member trusts of The Berwind Company LLC, the sole shareholder of Parent.

Except as set forth in this Offer to Purchase, none of Parent or Purchaser or, to the best knowledge of Parent and Purchaser, any of the persons listed on Schedule I hereto or any associate or majority owned subsidiary of Parent, Purchaser or any of the persons so listed, beneficially owns or has a right to acquire, directly or indirectly, any Shares, and none of Parent or Purchaser, or to the best knowledge of Parent and Purchaser, any of the persons or entities referred to above, nor any of the respective executive officers, directors or subsidiaries of any of the foregoing, has effected any transaction in the Shares during the past 60 days.

Except as set forth in this Offer to Purchase, none of Parent, Purchaser or, to the best knowledge of Parent and Purchaser, any of the persons listed on Schedule I hereto, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any securities of the Company, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies.

Except as set forth in this Offer to Purchase, none of Parent, Purchaser, any of their respective affiliates, nor, to the best knowledge of Parent or Purchaser, any of the persons listed on Schedule I, has had during the past two years any business relationships or transactions with the Company or any of its executive officers, directors or affiliates that would be required to be reported under the rules of the SEC applicable to the Offer. Except as set forth in this Offer to Purchase, during the past two years there have been no contacts, negotiations or transactions between Parent, Purchaser, any of their respective affiliates or, to the best knowledge of Parent and Purchaser, any of the persons listed on Schedule I, and the Company or its affiliates concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, election of directors or a sale or other transfer of a material amount of assets.

10.  Sources and Amount of Funds.

The Offer is not conditioned upon any financing arrangements. Purchaser estimates that the total amount of funds required by Purchaser to consummate the Offer and the Merger, including the fees and expenses of the Offer and the Merger is approximately $120 million. Purchaser currently possesses liquid funds sufficient to consummate the Offer and the Merger. Parent obtained $100 million of such funds in the form of a loan from each of Berwind Corporation (“Berwind”) and The Berwind Company LLC (“TBC”), each an affiliate of Parent and Purchaser. Parent contributed such funds to Purchaser as a capital contribution. See Section 12—“Purpose of the Offer and the Merger; the Merger Agreement and Certain Other Agreements” under —“Demand Notes.”

11.  Background of the Offer; Contacts with the Company.

Background of the Offer

On September 4, 2002, Berwind, an affiliate of TBC, the sole shareholder of Parent, contacted JPMorgan regarding a possible transaction with the Company.

On September 9, 2002, Berwind executed a confidentiality agreement, and began its due diligence investigation of the Company, which included conducting meetings with the Company’s management, touring the Company’s facilities, reviewing financial and legal documents provided by the Company, and attending a management presentation regarding the Company and its business.

On September 10, 2002, JPMorgan sent Berwind a Confidential Summary Information Package regarding the Company, a process letter, and a form of merger agreement to review and use as a basis for final proposals. The letter stated that final proposals were to be delivered by September 13, 2002, and were to specify the proposed price-per-share for the Shares. On September 12, 2002, Berwind submitted a preliminary non-binding indication of interest to acquire the Company, through an affiliate of Berwind (a “Berwind Entity”), at a per share price of $13.25 in cash. Berwind, indicated that it would be unable to submit a final proposal by September 13, 2002 and requested an extension, which the Company permitted.

On October 15, 2002, Berwind submitted a non-binding proposal for the acquisition of the Shares by a Berwind Entity for $12.50 in cash, subject to a number of conditions and contingencies which might lower the price. In addition, the proposal was conditioned upon, among other things, receiving tender agreements from certain of the Company’s shareholders. The bid was also conditioned upon the satisfactory completion of its due diligence investigation of the Company.

On October 21, 2002, Berwind met with JPMorgan to discuss the conditions and contingencies in the non-binding proposal submitted on October 15, 2002. On October 22, 2002, JPMorgan advised Berwind that the Company Board decided to continue working with Berwind.

From October 22, 2002 through November 11, 2002, legal and financial representatives of the Company and Berwind, and their respective advisors met on numerous occasions to discuss and negotiate aspects of the proposed merger and the definitive agreement therefor. These negotiations covered all aspects of the transaction, including, among other things, the representations and warranties made by the parties; the restrictions on the conduct of the Company’s business following execution and delivery of the Merger Agreement; the conditions to completion of the Offer and the Merger; the provisions regarding termination; the details of the “fiduciary out” provisions; the amount, triggers and payment of the termination fee and the consequences of termination; and the delivery and terms of the Tender and Voting Agreement. At the same time, Berwind continued to conduct extensive due diligence on the Company’s operations.

On November 11, 2002, the Boards of Directors of Parent and Purchaser approved the Merger Agreement in the form presented by unanimous consent. Following such approval, during the evening of November 11, 2002, the Merger Agreement was executed by the Company, Parent and Purchaser and the Tender and Voting Agreement was executed by the shareholders named therein, Parent and Purchaser.

On November 12, 2002, before the opening of trading on the NYSE, the Company issued a press release announcing the transaction.

12.  Purpose of the Offer and the Merger; the Merger Agreement and Certain Other Agreements.

Purpose of the Offer and the Merger.    The purpose of the Offer and the Merger is to enable Parent indirectly to acquire control of, and the entire equity interest in, the Company. The Offer is being made pursuant to the Merger Agreement and is intended to increase the likelihood that the Merger will be effected. The purpose of the Merger is to acquire all of the outstanding Shares not purchased pursuant to the Offer. The Company will, as of the Effective Time, be a direct subsidiary of the Parent.

Merger Agreement.

The following is a summary of certain provisions of the Merger Agreement. This summary is not a complete description of the terms and conditions of the Merger Agreement and is qualified in its entirety by reference to the full text of the Merger Agreement which is filed with the SEC as an exhibit to the Tender Offer Statement on Schedule TO filed by Parent and Purchaser (the “Schedule TO”) and is incorporated herein by reference. Capitalized terms not otherwise defined below shall have the meanings set forth in the Merger Agreement. The Merger Agreement may be examined, and copies obtained, as set forth in the last paragraph of Section 9 —“Certain Information Concerning Parent and Purchaser” of this Offer to Purchase.

The Offer.    The Merger Agreement provides that Purchaser will commence the Offer and that upon the terms and subject to prior satisfaction or waiver (to the extent permitted to be waived) of the conditions of the Offer, Purchaser will purchase all Shares validly tendered pursuant to the Offer. The Merger Agreement provides that Purchaser has the right, in its sole discretion, to modify and make certain changes to the terms and conditions of the Offer as described in Section 1—“Terms of the Offer”. Parent, Purchaser and the Company agreed that the Share Price was calculated based upon the accuracy of the capitalization representation in the Merger Agreement and the Company’s compliance with the covenant described in clause (iii) of Section 14—“Dividends and Distributions” and that, in the event the number of outstanding Shares exceeds 8,981,871 or the number of Options, exercise prices of Options or stock grants set forth in the Company Disclosure Schedule are inaccurately stated, in any manner adverse to Parent or Purchaser, the Share Price will be appropriately adjusted downward pro rata but only to the extent required so that the aggregate consideration payable by Purchaser will not be increased solely by reason of such inaccuracy, except that in the event of inaccuracies of the capitalization representation as of the date of the Merger Agreement, such adjustment shall occur only in the case where the total consideration paid by Purchaser would increase by more than $150,000 (in which event, the adjustment shall reflect the entire amount of the inaccuracy). The provisions of this paragraph are not in derogation of the capitalization representation or the covenant described in clause (iii) of Section 14—“Dividends and Distributions.” Notwithstanding the foregoing, there will be no adjustment pursuant to this paragraph with respect to the issuance of Shares upon the exercise of Options or vesting of stock grants, in each case disclosed in the Company Disclosure Schedule.

The Company Board.    The Merger Agreement provides that promptly upon the acceptance for payment of and payment for not less than a majority of the Fully Diluted Shares by Purchaser or any of its affiliates pursuant to the Offer, Purchaser will be entitled to designate such number of directors, rounded up to the next whole number, for the election or appointment to the Company Board as will give Purchaser, subject to compliance with Section 14(f) of the Exchange Act, representation on the Company Board equal to the product of (i) the total number of directors on the Company Board (giving effect to any increase in the size of such Board pursuant to the Merger Agreement) and (ii) the percentage that the number of Shares beneficially owned by Purchaser and its affiliates (including Shares so accepted for payment and purchased) bears to the number of Shares then outstanding. In furtherance thereof, concurrently with such acceptance for payment and payment for such Shares, the Company will, upon request of Parent or Purchaser and in compliance with Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder, use commercially reasonable efforts to promptly either increase the size of the Company Board or secure the resignations of such number of its incumbent directors, or both, as is necessary to enable such designees of Purchaser to be so elected or appointed to the Company Board, and, subject to applicable law, the Company will take all actions available to the Company to cause such designees of Purchaser to be so elected or appointed. The Merger Agreement provides that at such time, the Company will, if requested by Purchaser and subject to applicable law and the rules of the NYSE, also take all commercially reasonable action necessary to cause persons designated by Purchaser to constitute at least the same percentage (rounded up to the next whole number) as is on the Company Board of (i) each committee of the Company Board, (ii) each board of directors (or similar body) of each subsidiary of the Company and (iii) each committee (or similar body) of each such board. Notwithstanding the foregoing, the Company will use commercially reasonable efforts to ensure that, if Purchaser’s designees are elected to the Company Board, such Company Board will have, at all times prior to the Effective Time, at least two directors who are directors on the date of the Merger Agreement and who are not officers or affiliates of the Company (it being understood that for purposes of this sentence, a director of the Company will not be deemed an affiliate of the Company solely as a result of his or her status as a director of the Company), Parent, Purchaser or any of their affiliates or any of their respective subsidiaries (the “Independent Directors”); and provided further, that, (i) if the number of Independent Directors is reduced below two for any reason whatsoever the remaining Independent Director may designate an Independent Director to be an Independent Director for purposes of the Merger Agreement or, (ii) if no current Independent Directors remain on the Company Board, the other directors will designate two other Independent Directors to fill such vacancy or, (iii) if no Independent Directors then remain, the other directors may designate two persons to fill such vacancies who may not be officers or affiliates of the Company, Parent or any of their respective affiliates, and such persons will be deemed to be Independent Directors for purposes of the Merger Agreement. Subject to applicable law and the rules of the NYSE, the Company will promptly take all action reasonably requested by Parent necessary to effect any such election, including furnishing the information required by Section 14(f) of the Exchange Act and Rule 14(f)-1 promulgated thereunder (including furnishing the information to Parent for inclusion in the Offer Documents initially filed with the SEC and distributed to the shareholders of the Company) as is necessary to enable Parent’s designees to be elected to the Company Board. From and after the time, if any, that Parent’s designees constitute a majority of the Company Board and prior to the Effective Time, (i) any amendment of the Merger Agreement or any termination of the Merger Agreement by the Company; (ii) any extension of time for performance of any of the obligations of Parent or Purchaser under the Merger Agreement; (iii) any waiver by the Company of any condition or any of its rights under the Merger Agreement; or (iv) any amendment of the articles of incorporation or bylaws of the Company that is adverse to the interests of the Company’s shareholders must be effected or approved, in each case, only by the action of a majority of the Independent Directors of the Company, which action will be deemed to constitute the action by the full Company Board to approve the actions contemplated thereby; provided, that, if there will be no Independent Directors, such actions may be effected by majority vote of the entire Company Board unless one or more Independent Directors have been designated pursuant to the Merger Agreement and, as a result of the Parent’s or Purchaser’s failure to comply with its obligations under the Merger Agreement, such persons have not been elected.

The Merger.    Pursuant to the Merger Agreement and the PBCL, as soon as practicable after the completion of the Offer and the satisfaction or waiver, if permissible, of all conditions, including the purchase of Shares pursuant to the Offer and the approval and adoption of the Merger Agreement by the shareholders of the Company (if required by applicable law), Purchaser will be merged with and into the Company and the Company will be the Surviving Corporation and, as of the Effective Time, a wholly owned subsidiary of Parent. At the Effective Time, each issued and outstanding Share, other than Shares held by (A) the Company or any of its subsidiaries, (B) Parent or Purchaser or any of their subsidiaries and (C) shareholders who properly perfect their dissenters’ rights under the PBCL, if applicable, will be converted into the right to receive the Merger Consideration or any higher price that may be paid for Shares pursuant to the Offer, without interest. The Company’s Articles of Incorporation will become the Articles of Incorporation of the Surviving Corporation, and Purchaser’s Bylaws will be the Bylaws of the Surviving Corporation.

Options.    The Merger Agreement provides that, before the Effective Time, the Company will take such actions as are necessary to cause all options to acquire the Shares outstanding under the Company’s stock option plans and other arrangements (each, an “Option”, and collectively, the “Options”) to become immediately exercisable in full, and to cause all grants to acquire Shares under the Company’s stock grant plans and other arrangements (each, a “Stock Grant”, and collectively, the “Stock Grants”) to vest to the extent of 50% of the Shares subject to each such Stock Grant. At the Effective Time, each Option then outstanding will be cancelled, and each holder thereof will be entitled to receive therefor a payment in cash (subject to any applicable withholding taxes) equal to the aggregate amount, if any, by which the Merger Consideration for the number of Shares subject to such Option exceeds the aggregate exercise price under the Option. Such cash payment will be paid as soon as practicable after the Effective Time. At the Effective Time, the vested Shares issuable under vested Stock Grants then outstanding which have not theretofore been issued will be converted into the right to receive the Merger Consideration with respect to such unissued shares, payable as provided in Merger Agreement and each unvested Stock Grant will be terminated. If the exercise price of any Option is more than the Merger Consideration, then at the Effective Time such Option will be cancelled and the Option holder will be entitled to no consideration in respect of such Option. The Company will take all necessary actions to effect the foregoing, to terminate the Company’s stock option and stock grant plans and similar arrangements and to ensure that all Options are cancelled and all unvested Stock Grants are terminated on or before the Effective Time.

The Company will take such actions (including, without limitation, giving requisite notices to holders of Options and Stock Grants advising them of such accelerated exercisability and vesting, and the right of Option holders to obtain payment for their Options) as are necessary to cause such acceleration and to fully advise holders of Options and Stock Grants of their rights including, but not limited to, notice of cancellation at least 21 days prior to the cancellation of any awards under the (i) 1983 Stock Option Plan and (ii) 1993 Stock Option and Stock Grant Plan, and at least ten days notice of cancellation under the 1994 Directors Stock Option Plan and 1997 Non-Employee Directors Compensation Plan prior to such cancellation. From and after the Effective Time, other than as expressly set forth in the Merger Agreement, no holder of an Option or Stock Grant will have any other rights in respect thereof.

Representations and Warranties.    In the Merger Agreement, the Company has made customary representations and warranties to Parent and Purchaser with respect to, among other things, corporate organization, subsidiaries, capitalization, authority to enter into the Merger Agreement, required consents, no conflicts between the Merger Agreement and applicable laws and certain agreements to which the Company or its assets may be subject, financial statements, filings with the SEC, disclosures in proxy statements and tender offer documents, absence of certain changes or events, litigation, insurance, labor and employment matters, employee benefit plans, tax matters, compliance with applicable laws, intellectual property, brokers’ and finders’ fees, environmental matters, material contracts, applicability of state takeover statutes, absence of undisclosed liabilities, title to properties, indemnification claims, products liability, relationships with customers and suppliers, excess parachute payments, the Company Board vote required to approve the Merger Agreement and its receipt of the Financial Advisor Opinion.

In the Merger Agreement, each of Parent and Purchaser has made customary representations and warranties to the Company with respect to, among other things, corporate organization, authority to enter into the Merger Agreement, required consents, no conflicts between the Merger Agreement and applicable laws and certain agreements to which Parent or Purchaser or their assets may be subject, absence of financing, disclosures in proxy statements and tender offer documents, brokers’ and finders’ fees and the Parent and Purchaser’s business.

Interim Operations.    Pursuant to the Merger Agreement, the Company has agreed that, prior to the Effective Time, unless otherwise expressly contemplated by the Merger Agreement or consented to in writing by Parent, it will and will cause each of its subsidiaries to (i) operate its business in the ordinary course in all material respects in substantially the same manner as conducted before the date of the Merger Agreement, (ii) use its commercially reasonable efforts to preserve intact its business organizations and goodwill, retain the services of its respective present officers, key employees and preserve the goodwill and business relationships with material customers and others having material business relationships with the Company, (iii) except as required by an existing contract or agreement, not (A) increase the amount of compensation of any director or executive officer, (B) make any material increase in or commitment to increase materially any employee benefits, or (C) adopt or make any commitment to adopt any material new employee benefit plan or make any material contribution, grant or award, other than regularly scheduled contributions, to any Company Plan; and (iv) use commercially reasonable efforts to maintain with financially responsible insurance companies insurance consistent with past practice.

Except as set forth in the Company Disclosure Schedule, the Company has agreed that, except as expressly contemplated by the Merger Agreement or otherwise consented to in writing by Parent, from the date of the Merger Agreement until the Effective Time, it will not, and will not permit any of its subsidiaries to (a) amend or propose to amend its articles (or certificate) of incorporation or bylaws or equivalent organizational documents; (b) authorize for issuance, issue, sell, offer, deliver, pledge or otherwise encumber or agree, propose to offer or commit to issue, sell, deliver, pledge or otherwise encumber (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any additional shares of its capital stock of any class or other securities or equity equivalents (including, without limitation, stock options and any stock appreciation rights) or securities convertible into or exchangeable for (or accelerate any right to convert or exchange securities for any capital stock of the Company other than as provided in the Merger Agreement), except that (1) the Company may issue shares upon exercise of options or the vesting of stock grants outstanding on the date of the Merger Agreement, in accordance with their respective terms as in effect on the date of the Merger Agreement and (2) any subsidiary of the Company may issue capital stock or other securities to the Company or to another wholly owned subsidiary of the Company; (c) split, combine or reclassify its outstanding capital stock or declare, set aside or pay any dividend or distribution payable in cash, stock, property or otherwise, except for the payment of dividends or distributions to the Company or a wholly-owned direct or indirect subsidiary of the Company by a wholly-owned direct or indirect subsidiary of the Company; (d) adopt, authorize or propose a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its subsidiaries (other than (A) as permitted pursuant to Merger Agreement and (B) the Merger); (e) redeem, purchase, acquire or offer or propose to redeem, purchase or acquire any shares of its capital stock or any options, warrants or rights to acquire any of its capital stock or any security convertible into or exchangeable for its capital stock; (f) make any material acquisition of any assets or businesses other than (1) in the ordinary course of business; (2) expenditures for fixed or capital assets up to the remaining amount available under the Capital Spending Budget for Fiscal Year 2002; and (3) from and after December 2, 2002, expenditures for fixed or capital assets in aggregate amount not to exceed the total amount available for capital expenditures pursuant to the Fiscal 2003 Capital Spending Budget; (g) sell, lease, exchange pledge, encumber or otherwise dispose of any material assets other than (1) sales in the ordinary course of business, (2) sales disclosed in the Company Disclosure Schedule, and (3) pledges or encumbrances entered into in the ordinary course of business; (h) make or revoke any material tax election except in a manner consistent with past practice, change any material method of accounting for tax purposes, or settle or compromise any material tax liability with any Governmental Entity (as defined below); (i) voluntarily delist any securities from the New York Stock Exchange; (j) adopt or effect any material change in accounting policies or practices, except to the extent required by generally accepted accounting principles, or by applicable law; (k) purchase any derivative securities, except for purchases to hedge interest and foreign exchange rate exposure in the ordinary course of business; (l) except in the ordinary course of business, modify or amend or terminate any contracts or waive, release or assign any material right or claims; (m) (i) incur any indebtedness for borrowed money, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its subsidiaries, guarantee any such indebtedness or debt securities of another person, enter into any “keep well” or other agreement to maintain any financial statement condition of another person or enter into any similar arrangement or (ii) make any loans, advances or capital contributions to, or investments in, any other person, other than (x) to or in the Company or any direct or indirect wholly owned subsidiary of the Company and (y) advances of reimbursable expenses to any employee in the ordinary course of business; (n) pay, discharge, settle or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than in the ordinary course of business consistent with past practice or in accordance with their terms; or (o) make a contribution in cash or assets to any rabbi trust or any analogous funding mechanism maintained or created to provide security under a nonqualified Company Plan, except to the extent required under such Company Plan as it exists on the date of the Merger Agreement.

No Solicitation.    In the Merger Agreement, the Company has agreed from and after the date of the Merger Agreement until the Effective Time or earlier termination of the Merger Agreement, the Company will not, and will not permit any of its subsidiaries to, and the Company will use commercially reasonable efforts to cause its and its subsidiaries’ officers, directors and employees, and any attorney, accountant, investment banker, financial advisor or other agent retained by it or any of its subsidiaries not to, initiate, solicit, encourage (including by providing non-public or confidential information) or take any other action to facilitate any Acquisition Proposal (as defined below) or enter into or maintain or continue discussions or negotiate with any person or group in furtherance of an Acquisition Proposal or to obtain or induce any person or group to make or submit an Acquisition Proposal or agree to or endorse any Acquisition Proposal or assist or participate in, facilitate or encourage, any effort or attempt by any other person or group to do or seek any of the foregoing or authorize or knowingly permit any of its officers, directors or employees or any of its subsidiaries or affiliates or any attorney, accountant, investment banker, financial advisor or other representative or agent retained by it or any of its subsidiaries to take any such action. “Acquisition Proposal” means an inquiry, offer or proposal regarding any of the following (other than the Transactions contemplated by the Merger Agreement) involving the Company or (other than as expressly provided pursuant to the Merger Agreement) its subsidiaries: (i) any merger, consolidation, share exchange, recapitalization, liquidation, dissolution, business combination or other similar transaction; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 25% or more of the consolidated assets of the Company and its subsidiaries in a single transaction or series of related transactions; (iii) any tender offer (including a self tender offer) or exchange offer that, if consummated, would result in any person or group beneficially owning more than 25% of the outstanding shares of any class of equity securities of the Company or the filing of a registration statement under the Securities Act in connection therewith; (iv) any acquisition of 25% or more of the outstanding shares of capital stock of the Company or the filing of a registration statement under the Securities Act in connection therewith or any other acquisition or disposition the consummation of which would prevent or materially diminish the benefits to Parent of the Merger; or (v) any public announcement by the Company or any third party of a proposal, plan or intention to do any of the foregoing or of any agreement to engage in any of the foregoing. “Company Acquisition Transaction” means a transaction consummated pursuant to an Acquisition Proposal.

Notwithstanding any provisions of the Merger Agreement (including those described in the above paragraph) to the contrary, prior to the purchase of a majority of the Fully Diluted Shares pursuant to the Offer, the Company may, in response to a written offer or proposal from a financially capable Person (a “Potential Acquiror”) with respect to an all-cash Acquisition Proposal that is not subject to a financing contingency and was not solicited by or on behalf of the Company after the date of the Merger Agreement or otherwise the result of a violation of the matters described in this section “—Non-Solicitation” and which the Company Board determines in good faith, after consultation with its independent financial advisor, would reasonably be expected to result in a Superior Proposal, furnish confidential or non-public information to such Potential Acquiror and negotiate for a Company Acquisition Transaction with such Potential Acquiror, if, and only to the extent that (i) Company Board, after consultation with independent legal counsel (who may be the Company’s regularly engaged independent legal counsel), determines in good faith that the failure to do so would reasonably be expected to constitute a breach of its fiduciary duties under applicable law, and (ii) prior to taking such action the Company (x) delivers to Parent and Purchaser the notice required pursuant to Merger Agreement stating that it is taking such action and (y) receives from such person or group an executed confidentiality agreement that is not, in any material respect, less restrictive as to such person or entity than the Confidentiality Agreement and which, in any event, contains customary confidentiality and standstill restrictions and does not contain any exclusivity provisions which would prohibit the Company from complying with its obligations under the Merger Agreement. Additionally, nothing contained in the Merger Agreement will prohibit the Company or the Company Board from taking and disclosing to its shareholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or from making any disclosure to the Company’s shareholders if the Company Board, after consultation with independent legal counsel (who may be the Company’s regularly engaged independent counsel), determines in good faith that the failure to take such action would reasonably be expected to constitute a breach of its fiduciary duties under applicable law. Negotiations and other activities conducted in accordance with the provisions provided in this paragraph will not constitute a violation of the Merger Agreement.

Notwithstanding anything herein to the contrary, this paragraph and the proviso set forth in the second paragraph below will not apply with respect to any Acquisition Proposal from a Person (or such Person’s affiliates) that on or after January 1, 2002 entered into a confidentiality agreement, non-disclosure agreement or similar arrangement with the Company or any of its subsidiaries or any of their respective agents in contemplation of a possible Acquisition Proposal.

The Company will promptly notify (and, in any event, within one business day) Parent orally and in writing after receipt of any Acquisition Proposal, indication of interest or request for non-public information relating to the Company or its subsidiaries in connection with an Acquisition Proposal or for access to the properties, books or records of the Company or any subsidiary by any Person that informs the Company Board or such subsidiary that it is considering making, or has made, an Acquisition Proposal and the status of any discussions with respect to an Acquisition Proposal. Such notice will include the material terms of such request, Acquisition Proposal or inquiry and the identity of the person making any such request, Acquisition Proposal or inquiry and the Company’s response thereto. The Company will keep Parent fully informed of the status and details (including amendments or proposed amendments) of any such request, Acquisition Proposal or inquiry. The Company has agreed to cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing.

Except as expressly permitted by this section “—Solicitation,” neither the Company Board nor any committee thereof will (i) withdraw or modify in a manner adverse to Parent or Purchaser, or propose to withdraw or modify in a manner adverse to Parent or Purchaser or fail to make, its approval or recommendation of the Offer or the Merger or of the Tender and Voting Agreement, the Merger Agreement and the other Transactions, (ii) approve or recommend, or propose to approve or recommend, any Acquisition Proposal, (iii) take any action not previously taken to render the provisions of any anti-takeover statute, rule or regulation (including Sections 2538 through 2588, inclusive, of the PBCL) inapplicable to any person (other than Parent, Purchaser or their affiliates) or group or to any Acquisition Proposal, or (iv) cause the Company to accept such Acquisition Proposal and/or enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement (each, an “Acquisition Agreement”) related to any Acquisition Proposal; provided, however, that prior to the purchase of a majority of the Fully Diluted Shares pursuant to the Offer, the Company Board may terminate the Merger Agreement if, and only to the extent that (A) such Acquisition Proposal is a Superior Proposal, (B) the Company Board, after consultation with independent legal counsel (who may be the Company’s regularly engaged independent legal counsel), determines in good faith that the failure to do so would reasonably be expected to constitute a breach of its fiduciary duties under applicable law, (C) the Company will, prior to or simultaneously with the taking of such action, have paid or pay to Parent or Purchaser or their designee the Termination Fee described under “—Termination Fee”, (D) the Company is not in material breach of its obligations described under “—Non-Solicitation”, (E) the Company will have notified Parent that the Company Board has resolved to recommend another tender of exchange offer to the shareholders of the Company, and (F) concurrently with such termination, the Company enters into a definitive acquisition agreement with respect to such Superior Proposal.

“Superior Proposal” means any proposal made by one or more third parties (the “Bidders”) to acquire, directly or indirectly, including pursuant to a tender offer, merger, consolidation, business combination, recapitalization, liquidation, dissolution or other similar transaction, all the shares of Shares then outstanding or all or substantially all of the assets of the Company and its subsidiaries for consideration consisting of all cash and such proposal is not otherwise subject to a financing or funding condition, which the Company Board determines in good faith (based on the written opinion of J.P. Morgan Securities Inc. or another financial advisor of nationally recognized reputation) to be more favorable to the holders of Shares from a financial point of view (taking into account any changes to the terms of the Merger Agreement and the Offer that have been proposed by Parent in response to such proposal and also taking into account the conditions and prospects for completion of such proposal) than the Offer, the Merger and the other Transactions taken as a whole.

Indemnification.    In the Merger Agreement, Parent and Purchaser agreed that the indemnification (and advancement of expenses) provisions of the articles of incorporation and bylaws of the Surviving Corporation as in effect at the Effective Time would not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who at any time before the Effective Time were directors, officers, employees, agents, fiduciaries or other representatives of the Company or, at the request of the Company, were serving as such with respect to another corporation, partnership, joint venture, trust or other enterprise (including an employee benefit plan). The parties also agreed that for a period of six years from the Effective Time, if the Surviving Corporation were merged into any other entity, the rights to indemnification in the articles of incorporation and bylaws of the Surviving Corporation would survive or be replaced with rights at least as favorable to the indemnified persons. The Surviving Corporation will honor each of the indemnification agreements to which the Company (or any of its present or former subsidiaries) and any of its or their present or former affiliates, directors and employees are a party as of the date of the Merger Agreement, without limit as to time.

The parties to the Merger Agreement agreed that the Surviving Corporation would indemnify for a period of six years the present and former officers and directors of the Company to the extent that those people were provided with indemnification under the Company’s articles of incorporation and bylaws as of the date of the Merger Agreement, and they agreed that for that period, successors to the Surviving Corporation would be bound by those provisions.

Parent and Purchaser agreed to pay for prepaid policies of directors’ and officers’ liability insurance, providing the people covered by the Company’s directors’ and officers’ liability insurance policy as of the date of the Merger Agreement with substantially similar coverage (in terms of scope of coverage and amount) for a period of six years after the Effective Time, with respect to matters arising on or before the Effective Time.

Employee Plans and Benefits and Agreements.

During the period commencing at the Effective Time and ending on the first anniversary thereof (the “Anniversary Period”), the Surviving Corporation will provide to persons who were employees of the Company or its subsidiaries immediately prior to the Effective Time (collectively, “Company Employees”) severance benefits substantially similar to the severance benefits provided to those Company Employees under the Hunt Co. Non-Officer Severance Plan and the Hunt Co. Officer Severance Plan (the “Severance Plans”) as they exist on the date of the Merger Agreement. During the Anniversary Period, the Surviving Corporation will provide to Company Employees salary and other benefits that are, in the aggregate substantially similar to those provided by the Company and its subsidiaries to such Company Employees immediately prior to the Effective Time (including, without limitation, benefits pursuant to qualified and nonqualified retirement plans, savings plans, medical, dental, disability and life insurance plans and programs, deferred compensation arrangements, bonus plans, and retiree benefit plans, policies and arrangements), but excluding for purposes of this comparison the Company’s long-term incentive programs or other Company Plans providing for compensation based on the equity of the Company and any such benefits provided prior to the Effective Time that consist of any equity-related compensation.

Except to the extent prohibited by law, with respect to any employee benefit plans in which any Company Employees first become eligible to participate on or after the Effective Time, and in which such Company Employees did not participate before the Effective Time, the Surviving Corporation will: (i) to the extent applicable, use commercially reasonable efforts to cause the waiver of all pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Company Employees under any such new plan in which such employees may be eligible to participate after the Effective Time, except to the extent such pre-existing conditions, exclusions or waiting periods would apply under the Company Plan, agreement, policy or arrangement that provides the same type of benefits as it existed immediately before the Effective Time; (ii) provide each Company Employee with credit for any co-payments and deductibles paid before the Effective Time (to the same extent such credit was given under the appropriate Company Plan, agreement, policy or arrangement that provides the same type of benefits as it existed immediately before the Effective Time) in satisfying any applicable deductible or out-of-pocket requirements under any such new plan in which such employees may be eligible to participate after the Effective Time; (iii) recognize all service of such Company Employees to the extent such Company Employee’s service was recognized by a Company Plan (or vacation, personal or sick day policy of the Company) as in effect on the date of the Merger Agreement for all purposes (including, without limitation, purposes of eligibility to participate, vesting credit, entitlement to benefits, and, benefit accrual) in any new plan or policy in which such employees may be eligible to participate or receive benefits after the Effective Time, which provides the same type of benefits provided under the Company Plan as it existed immediately before the Effective Time and (iv) with respect to flexible spending accounts, provide each Company Employee with a credit for any salary reduction contributions made thereto and a debit for any expenses incurred thereunder with respect to the plan year in which the Effective Time occurs.

Notwithstanding anything described in the two foregoing paragraphs to the contrary, (i) the Surviving Corporation will not be required to take any actions under this section that would result in duplication of the benefits (including, without limitation, the accrual of benefits under a pension plan) with respect to any Company Employee, (ii) any new plan, program or arrangement adopted or maintained by the Surviving Corporation, that is not a plan, program or arrangement that provides the same type of benefits provided under a Company Plan as of the date immediately prior to the Effective Time will not be subject to the provisions of the foregoing paragraph, and (iii) nothing in this section will (A) subject to the provisions of the two foregoing paragraphs, prohibit any changes to or termination of the Company Plans (including, but not limited to, the Severance Plans) that are (x) required by law, or (y) necessary as a technical matter to reflect the transaction contemplated by the Merger Agreement, (B) require the Surviving Corporation to continue any particular Company Plan, agreement, policy or arrangement or prevent the amendment or termination thereof, (C) confer upon any Company Employee any right with respect to continued employment by the Surviving Corporation or any of their its ERISA Affiliates, or (D) create any third party beneficiary rights in any Company Employee, any beneficiary or any dependent thereof with respect to the compensation, terms and conditions of employment or benefits that may be provided to any Company Employee (or former Company Employee) by the Surviving Corporation or their ERISA Affiliates or under any benefit plan which the Surviving Corporation or their ERISA Affiliates may maintain or cause to be maintained with respect to such Company Employee.

Commercially Reasonable Efforts.    In the Merger Agreement, subject to the terms and conditions thereof, each of the parties will use commercially reasonably efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective as soon as reasonably practicable the Transactions. In case at any time after the Effective Time any further action is necessary to carry out the purposes of the Merger Agreement and the Tender and Voting Agreement, the proper officers and directors of each party to the Merger Agreement will take all such necessary action. Such commercially reasonable efforts will apply to, without limitation, the obtaining of all necessary consents, approvals or waivers from third parties and any Governmental Authority necessary to the consummation of the Transactions. Notwithstanding the foregoing or any other provisions contained in the Merger Agreement or the Tender and Voting Agreement to the contrary, none of Parent, the Company, or any of their respective affiliates will be under any obligation of any kind to (i) respond to a second request for information under the HSR Act or to enter into any negotiations or to otherwise agree with or litigate against any Governmental Authority, including but not limited to any governmental or regulatory authority with jurisdiction over the enforcement of any applicable federal, state, local and foreign antitrust, competition or other similar laws, or (ii) otherwise agree with any Governmental Authority or any other party to sell or otherwise dispose of, agree to any limitations on the ownership or control of, or hold separate (through the establishment of a trust or otherwise) particular assets or categories of assets or businesses of any of the Company, its subsidiaries, Parent or any of Parent’s affiliates.

Pursuant to the Merger Agreement, Parent and the Company will use commercially reasonable efforts to take any additional action that may be necessary, proper or advisable to (i) obtain from any Governmental Authority any consent, license, permit, waiver, approval, authorization (including, without limitation, SEC “no-action” letters) required or appropriate to be obtained by either Parent or the Company or any of their subsidiaries in connection with the authorization, execution and delivery of the Merger Agreement and the consummation of the Offer and the Merger and the other transactions contemplated, (ii) make all necessary filings, and thereafter make any required submissions with respect to the Offer and the Merger and the other Transactions required under the Securities Act and the Exchange Act and the rules and regulations thereunder, and any other applicable federal or state securities or other laws, and (iii) effect all other necessary registrations, filings and submissions. Each of the parties will (and will cause each of their respective subsidiaries to) cooperate and use commercially reasonable efforts to contest vigorously and resist any action, including legislative, administrative or judicial action, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order whether temporary, preliminary or permanent that is in effect and restricts, prevents, prohibits or otherwise bars the consummation of the Offer or the Merger or any other Transaction.

Pursuant to the Merger Agreement, the Company and the Company Board will use commercially reasonable best efforts to ensure that if any state takeover statute or similar statute, rule or regulation becomes applicable to the Offer, the Merger, the Merger Agreement, the Tender and Voting Agreement or any other Transactions, the Merger and the other Transactions may be consummated as promptly as practicable on the terms in the Merger Agreement and the Tender and Voting Agreement and to minimize the effect of such statute or regulation on the Offer, the Merger and the other Transactions.

Standstill Agreements.    During the period from the date of the Merger Agreement through the Effective Time, the Company will not terminate, amend, modify or waive any material provision of any confidentiality or standstill or similar agreement to which the Company or any of its subsidiaries is a party (other than any involving Parent or Purchaser). Subject to the foregoing, during such period, the Company agrees to enforce and agrees to permit (and, to the fullest extent permitted under applicable law, assigns its rights thereunder to Parent and Purchaser) Parent and Purchaser to enforce on its behalf as third party beneficiaries thereof, to the fullest extent permitted under applicable law, the provisions of any such agreements, including obtaining injunctions to prevent any breaches of such agreements and to enforce specifically the terms and provisions thereof in any court or other tribunal having jurisdiction. In addition, the Company waives any rights the Company may have under any standstill or similar agreements to object to the transfer to Purchaser of all Shares held by shareholders covered by such standstill or similar agreements and hereby covenants not to consent to the transfer of any Shares held by such shareholders to any other person unless (i) the Company has obtained the specific, prior written consent of Parent with respect to any such transfer or (ii) the Merger Agreement has been terminated.

Shareholder Meeting.    The Merger Agreement provides that, to the extent required by applicable law and subject to the Company’s rights described under “—No Solicitation,” the Company will promptly after expiration of the Offer take all action necessary in accordance with the PBCL and its Articles of Incorporation and Bylaws to convene a meeting with the shareholders of the Company to consider and vote on the Merger and the Merger Agreement. At such shareholder meeting, all of the Shares then owned by Parent, Purchaser or any other subsidiary of Parent will be voted to approve the Merger and the Merger Agreement. The Company Board will recommend that the Company’s shareholders vote to approve the Merger and the Merger Agreement if such vote is sought, will use its commercially reasonable efforts to solicit from shareholders of the Company proxies in favor of the Merger and will take all other action in its judgment necessary and appropriate to secure the vote of shareholders required by the PBCL to effect the Merger.

Notwithstanding the foregoing, in the event that Purchaser acquires at least 80% of each of the Shares, the parties to the Merger Agreement will take all necessary and appropriate action to cause the Merger to become effective as a “short-form merger” without a meeting of the shareholders of the Company. See Section 13—“Plans for the Company; Other Matters”.

Conditions to the Merger.    The respective obligations of each party to effect the Merger are subject to the satisfaction or waiver, where permissible, prior to the Effective Time, of the following conditions: (i) if required by the PBCL, the Merger Agreement will have been approved by the requisite affirmative vote of the shareholders of the Company in accordance with applicable law, (ii) no statute, rule, regulation, executive order, decree or injunction will have been enacted, entered, promulgated, or enforced by any court or Governmental Authority which is in effect and has the effect of prohibiting the consummation of the Merger and (iii) the waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act, if any, will have expired or been terminated, and (x) in the case of the Company’s obligations, all other governmental consents, orders and approvals legally required for the consummation of the Merger and the transactions contemplated by the Merger Agreement will have been obtained and be in effect at the Effective Time, except where the failure to obtain any such consent would not reasonably be expected to have individually or in the aggregate a Company Material Adverse Effect and (y) in the case of Parent’s and Purchaser’s obligations, all other governmental consents, orders and approvals legally required for the consummation of the Merger and the transactions contemplated by the Merger Agreement will have been obtained and be in effect at the Effective Time, except where the failure to obtain any such consent would not reasonably be expected to have a Company Material Adverse Effect or a Parent Material Adverse Effect.

Termination.    The Merger Agreement may be terminated and the Merger contemplated thereby may be abandoned at any time (notwithstanding approval thereof by the shareholders of the Company) prior to the Effective Time:

(a)  by mutual written consent duly authorized by the Boards of Directors of the Company, Parent and Purchaser;

(b)  by Parent, Purchaser or the Company if any court of competent jurisdiction or other Governmental Authority will have issued a final order, decree or ruling or taken any other final action restraining, enjoining or otherwise prohibiting the consummation of the Offer or the Merger and such order, decree or ruling or other action is or will have become nonappealable;

(c)  by the Company if (i) Purchaser fails to commence the Offer or (ii) Purchaser will not have accepted for payment and paid for the Shares pursuant to the Offer in accordance with the terms thereof on or before January 31, 2003;

(d)  by Parent or the Company if the Offer is terminated or withdrawn pursuant to its terms or the conditions described in Section 15—“Certain Conditions of the Offer” without any Shares being purchased thereunder;

(e)  by Parent or Purchaser, if due to an occurrence or circumstance that if occurring after the commencement of the Offer would make it impossible to satisfy any of the conditions described in Section 15—“Certain Conditions of the Offer”, Purchaser will have failed to commence the Offer;

(f)  by the Parent or Purchaser prior to the purchase of any Shares pursuant to the Offer, if the conditions described in paragraphs (a) and (b) of Section 15—“Certain Conditions of the Offer”, are not satisfied and remain uncured after the expiration of the applicable cure period;

(g)  by the Company prior to the purchase of any Shares pursuant to the Offer if (i) there will have been a material breach of any representation or warranty in the Merger Agreement on the part of Parent or Subsidiary which causes a Parent Material Adverse Effect or (ii) Parent or Purchaser will not have performed or complied with, in all material respects, each covenant or agreement contained in the Merger Agreement and required to be performed or complied with by them, and such breach causes a Parent Material Adverse Effect, and which breach, in the case of either clause (i) and clause (ii) above, will not have been cured in all material respects prior to the earlier of (A) 10 business days following notice of such breach to Parent and Purchaser by the Company and (B) January 31, 2003;

(h)  by the Company prior to the purchase of Shares pursuant to the Offer, concurrently with the execution of a definitive acquisition agreement under the circumstances described under “—Acquisition Transactions”, provided, that such termination under this subparagraph will not be effective unless (x) the Company and Company Board will have complied in all material respects with all their obligations described under  “—Acquisition Transactions” and the Company will have paid the Termination Fee pursuant (as defined below)

and (y) the Company will have provided Parent and Purchaser with at least three business days’ written notice prior to terminating the Merger Agreement, which notice will be accompanied by (1) a copy of the proposed definitive acquisition agreement with respect to the Superior Proposal that the Company proposes to accept and (2) the Company’s written certification that it has determined that (A) such Acquisition Proposal is a Superior Proposal and (B) the Company Board, after consultation with independent legal counsel (who may be the Company’s regularly engaged independent legal counsel), determines in good faith that the failure to do so would reasonably be expected to constitute a breach of its fiduciary duties under applicable law, and (3) the representation that the Company will, in the absence of any other Superior Proposal, execute such a definitive acquisition agreement unless Parent or Purchaser modify the Offer or the Merger Agreement such that the Company Board determines that the Offer and the Merger (as so modified) are at least as favorable as such Superior Proposal;

(i)  by Parent or Purchaser if (i) the Company will have notified Parent that the Company Board has resolved to recommend another tender or exchange offer to the shareholders of the Company, (ii) the Company Board or any committee thereof will have withdrawn, or modified, amended or changed (including by amendment of the Schedule 14D-9) in a manner adverse to Parent or Purchaser its approval or recommendation of the Offer, the Merger, any of the Transactions or the Merger Agreement, or will have approved or recommended to the Company’s shareholders an Acquisition Proposal or any other acquisition of Shares other than the Offer and the Merger, or will have adopted any resolutions to effect any of the foregoing or (iii) the Company Board will have failed to publicly reaffirm their approval or recommendation of the Offer, the Merger, the Transactions or the Merger Agreement within two business days following Parent’s or Subsidiary’s written request to do so; or

(j)  by Parent or Purchaser prior to the purchase of any Shares pursuant to the Offer if any person or group (which includes a “person” or “group” as such terms are defined in Section 13(d)(3) of the Exchange Act) other than Parent, Purchaser, any of their affiliates, or any group of which any of them is a member, will have acquired beneficial ownership of more than 25% of the outstanding Shares or will have consummated or entered into a definitive agreement or an agreement in principle to consummate an Acquisition Proposal or if any person or group which, prior to the date of the Merger Agreement, had a Schedule 13D or 13G on file with the SEC will have acquired or proposed to acquire beneficial ownership of additional shares of any class or series of capital stock of the Company, through the acquisition of stock, the formation of a group or otherwise, constituting 20% or more of any such class or series, or will have been granted any option, right or warrant, conditional or otherwise, to acquire beneficial ownership of additional shares of any class or series of capital stock of the Company constituting 20% or more of any such class or series (it being understood that the execution of the Tender and Voting Agreement by the Company shareholders that are parties and the performance of their obligations thereunder will not, in itself, be deemed to constitute such an acquisition of beneficial ownership triggering this provision).

In the event of termination and abandonment of the Merger Agreement pursuant to the provision set forth under “—Termination” above, the Merger Agreement, except for certain provisions, will become void and have no effect, without any liability on the part of any party or its affiliates, directors, officers or shareholders; provided however, that neither party will be relieved of its liability for any willful and intentional breach of any covenant or agreement of such party contained in the Merger Agreement. To the extent the Company then owes Parent a Termination Fee pursuant to the provisions described under “—Termination Fee” at the time of such termination, termination by the Company pursuant to the provisions set forth under “—Termination” above will not be effective unless paid to or simultaneously therewith such Termination Fee is paid to Parent”.

Termination Fee.    Except as provided below, the Merger Agreement provides that all fees and expenses incurred by the parties thereto will be paid by the party which has incurred such fees and expenses, except that (a) Parent will pay the reasonable expenses of the Company, Parent and Subsidiary (including without limitation, filing fees and attorney’s fees) in connection with HSR filing or antitrust investigations by any Governmental Authority or proceeding and (b) the Company and Parent will share equally the expenses incurred in connection with the filing, printing and mailing of the Proxy Statement, if any, and the Offer Documents. If (i) Parent or Purchaser terminates the Merger Agreement pursuant to paragraph (f) under “—Termination” above in circumstances when, prior to any such termination any third party will have made or publicly announced an intention to make or consummate an Acquisition Proposal and within 9 months after such termination the Company or any of its subsidiaries enters into or publicly announces an intention to enter into a definitive agreement with respect to an Acquisition Proposal, or consummates or publicly announces an intention to enter into a definitive agreement with respect to an Acquisition Proposal, or consummates or publicly announces an intention to consummate an Acquisition Proposal; (ii) Parent or Purchaser terminates the Merger Agreement pursuant to paragraph (i) under “—Termination” above; (iii) Parent or Purchaser terminates the Agreement pursuant to paragraph (j) under “—Termination” above and within 9 months after such termination the Company or any of its subsidiaries enters into or publicly announces an intention to enter into a definitive agreement with respect to an Acquisition Proposal, or consummates or publicly announces an intention to enter into a definitive agreement with respect to an Acquisition Proposal, or consummates or publicly announces an intention to consummate an Acquisition Proposal; or (iv) the Merger Agreement is terminated by the Company pursuant to paragraph (h) under “—Termination” above, then the Company will pay to Parent a termination fee in cash equal to $4,000,000 plus Expenses which will be then, in each case, paid to Parent within two business days following the date of the occurrence described in such clause or prior to or simultaneously with any such termination by the Company as described in paragraph (i) under “—Termination” or paragraph (h) under “—Termination”. Any payment required to be made pursuant to this paragraph will be made to Parent by wire transfer of immediately available funds to an account designated by Parent. The payment of the Termination Fee will not be deemed to constitute liquidated damages.

“Expenses” will mean the reasonable documented out of pocket costs and expenses, not to exceed $750,000, incurred by Parent and Subsidiary and their affiliates with respect to or arising out of the negotiation and execution of this Agreement, the Tender and Voting Agreement, the Confidentiality Agreement and the performance of the Transactions, including all fees and expenses of counsel, accountants, investment bankers, printers, experts and consultants and travel expenses, disbursements and other external or internal out of pocket costs or expenses.

Tender and Voting Agreement.

The following is a summary of certain provisions of the Tender and Voting Agreement. This summary is not a complete description of the terms and conditions of the Tender and Voting Agreement and is qualified in its entirety by reference to the full text of the Tender and Voting Agreement which is filed with the SEC as an exhibit to the Schedule TO and is incorporated herein by reference. Capitalized terms not otherwise defined below shall have the meanings set forth in the Tender and Voting Agreement. The Tender and Voting Agreement may be examined, and copies obtained, as set forth in Section 9—“Certain Information Concerning the Parent and Purchaser” of this Offer to Purchase.

Pursuant to the Tender and Voting Agreement, each Certain Shareholder agreed to validly tender (or cause the record owner of such shares to validly tender) and sell (and not withdraw) Shares to the Purchaser pursuant to and in accordance with the terms of the Offer as promptly as reasonably possible and in any event prior to the tenth business day after commencement of the Offer. With respect to each Certain Shareholder, the Tender and Voting Agreement applies to all of the then outstanding Shares beneficially owned by such Shareholder (including the Shares outstanding as of the date of the Tender and Voting Agreement and set forth in the Tender and Voting Agreement opposite such Certain Shareholder’s name). In the event that, notwithstanding the provisions of the first sentence of this paragraph, any Shares beneficially owned by a Certain Shareholder are for any reason withdrawn from the Offer or are not purchased pursuant to the Offer, such Shares will remain subject to the terms of the Tender and Voting Agreement. Each Certain Shareholder acknowledges that Purchaser’s obligation to accept for payment and pay for Shares tendered in the Offer is subject to all the terms and conditions of the Offer. The Certain Shareholders executing the Tender and Voting Agreement include: four separate irrevocable trusts established by the George E. Bartol III (“Bartol”), one such trust for the benefit of each of Bartol’s four daughters; an irrevocable trust established by Bartol for the benefit of his grandchildren; an irrevocable trust established by Bartol for the benefit of Joshua Wolszon; an irrevocable trust established by Bartol for the benefit of Jamie Wolszon; an irrevocable trust U/D/T 10/09/1979 for the benefit of M.B. Vallely; an irrevocable trust U/D/T 10/16/1984 for the benefit of C.B. Vallely; an irrevocable trust U/D/T 10/16/1984 for the benefit of A. MacInnes; an irrevocable trust U/D/T 10/16/1984 for the benefit of Stockon MacInnes; and the following individuals Thomas Vallely, Victoria Vallely, Richard Wolszon, Mary Wolszon, Katherine Stenson-Lunt, Gordon MacInnes, M. Blair MacInnes, Donald L. Thompson and Benjamin MacInnes.

Each Certain Shareholder (a) agreed that at any annual, special, postponed or adjourned meeting of the shareholders of the Company it will cause the Shares such Certain Shareholder beneficially owns to be counted as present (or absent if requested by Parent or Purchaser) thereat for purposes of establishing a quorum and to vote or consent and (b) constitute and appoint Parent and Purchaser, or any nominee thereof, with full power of substitution, during and for the term of the Tender and Voting Agreement, as his true and lawful attorney and proxy for and in his or its name, place and stead, to vote all the Shares such Certain Shareholder beneficially owns at the time of such vote, at any annual, special, postponed or adjourned meeting of the shareholders of the Company (and this appointment will include the right to sign his or its name (as shareholder) to any consent, certificate or other document relating to the Company that laws of the Commonwealth of Pennsylvania may require or permit), in the case of both (a) and (b) above, (1) in favor of approval and adoption of the Merger Agreement and approval and adoption of the Merger and the other transactions contemplated thereby (2) against any Acquisition Proposal, (3) any action or agreement that would result in a breach in any respect of any covenant, agreement, representation or warranty of the Company under the Merger Agreement or the Tender and Voting Agreement and (4) any other action that is intended, or could reasonably be expected, to impede, interfere with, delay, postpone, or adversely affect the Offer, the Merger and the other transactions contemplated by the Tender and Voting Agreement and the Merger Agreement.

The Tender and Voting Agreement will terminate upon the earliest of: (i) the day after all of the Shares are accepted for payment pursuant to the Offer, (ii) the Effective Time and (iii) termination of the Merger Agreement pursuant to its terms.

Confidentiality Agreement.

The following is a summary of certain provisions of the Confidentiality Agreement, dated September 9, 2002, by and between the Company and Berwind. This summary is not a complete description of the terms of the Confidentiality Agreement and is qualified in its entirety by reference to the full text of the Confidentiality Agreement which is filed with the SEC as an exhibit to the Schedule TO and is incorporated herein by reference. Capitalized terms not otherwise defined below shall have the meanings set forth in the Confidentiality Agreement. The Confidentiality Agreement may be examined, and copies obtained, as set forth in the last paragraph of Section 8—“Certain Information Concerning the Company.”

Berwind agreed not to disclose to third parties the confidential information provided to it by the Company and to use such information only for the purposes set forth therein. In addition, Berwind agreed for a period of two years not to acquire shares, or solicit proxies with respect to, the securities of the Company.

Berwind Demand Note.

The following is a summary of certain provisions of the Demand Note, dated November 8, 2002, issued by Parent to Berwind (the “Berwind Demand Note”). This summary is not a complete description of the terms of the Berwind Demand Note and is qualified in its entirety by reference to the full text of the Berwind Demand Note which is filed with the SEC as an exhibit to the Schedule TO and is incorporated herein by reference. Capitalized terms not otherwise defined below shall have the meanings set forth in the Berwind Demand Note. The Berwind Demand Note may be examined, and copies obtained, as set forth in the last paragraph of Section 9—“Certain Information Concerning Parent and Purchaser.”

Berwind provided a demand loan in the principal amount of $71,000,000 to Parent. The outstanding principal and interest on the loan is due and payable on the demand of Berwind. The loan will accrue interest on the principal amount at the Prime Rate less 1.75%.

TBC Demand Note.

The following is a summary of certain provisions of the Demand Note, dated November 8, 2002, issued by Parent to TBC (the “TBC Demand Note”). This summary is not a complete description of the terms of the TBC Demand Note and is qualified in its entirety by reference to the full text of the TBC Demand Note which is filed with the SEC as an exhibit to the Schedule TO and is incorporated herein by reference. Capitalized terms not otherwise defined below shall have the meanings set forth in the TBC Demand Note. The TBC Demand Note may be examined, and copies obtained, as set forth in the last paragraph of Section 9—“Certain Information Concerning Parent and Purchaser.”

TBC provided a demand loan in the principal amount of $29,000,000 to Parent. The outstanding principal and interest on the loan is due and payable on the demand of TBC. The loan will accrue interest on the principal amount at the Prime Rate less 1.75%.

13.  Plans for the Company; Other Matters.

Plans for the Company.    Based on a preliminary review of the Company’s operations, it is currently expected that, initially following the Merger, the business and operations of the Company will generally continue as they are currently being conducted. Parent will continue to evaluate all aspects of the business, operations, capitalization and management of the Company during the pendency of the Offer. If, as and to the extent that Purchaser acquires control of the Company, Parent and Purchaser will complete such evaluation and review of the Company and will determine what, if any, changes would be desirable in light of the circumstances and the strategic business portfolio which then exist. Such changes could include, among other things, restructuring the Company through changes in the Company’s business, corporate structure, articles of incorporation, by-laws, capitalization or management or involve consolidating and streamlining certain operations and reorganizing other businesses and operations. In addition, subject to the terms of the Merger Agreement, Parent currently intends to terminate the declaration of dividends on the Company’s Shares after the consummation of the Offer.

Assuming the Minimum Condition is satisfied and Purchaser purchases Shares pursuant to the Offer, Parent intends to promptly exercise its rights under the Merger Agreement to obtain majority representation on, and control of, the Company Board. See Section 12—“Purpose of the Offer and the Merger; the Merger Agreement and Certain Other Agreements.” Parent presently intends to exercise its rights by causing Company to elect to the Company Board its designees, selected from among the individuals (who are currently officers or directors of Parent) identified in Schedule I hereto and in the Schedule 14D-9. The Merger Agreement also provides that the directors of Purchaser immediately prior to the Effective Time shall be the directors of the Surviving Corporation at and after the Effective Time. Purchaser or an affiliate of Purchaser may, following the consummation or termination of the Offer, seek to acquire additional Shares through open market purchases, privately negotiated transactions, a tender offer or exchange offer or otherwise, upon such terms and at such prices as it shall determine, which may be more or less than the price paid in the Offer. Purchaser and its affiliates also reserve the right to dispose of any or all Shares acquired by them, subject to the terms of the Merger Agreement.

Except as disclosed in this Offer to Purchase, and except as may be effected in connection with the integration of operations and after the consideration of strategic alternatives referred to above, neither Parent nor Purchaser has any present plans or proposals that would result in an extraordinary corporate transaction, such as a merger, reorganization, liquidation, or sale or transfer of a material amount of assets, involving the Company or any of its subsidiaries, or any material changes in the Company’s capitalization, corporate structure, business or composition of its management or the Company Board.

Shareholder Approval.    Under the PBCL and the Company’s Articles of Incorporation, the approval of the Company Board and the affirmative vote by the holders of a majority of the total number of outstanding Shares entitled to vote at a meeting of the Company’s shareholders are required to adopt and approve the Merger Agreement and the Merger. The Company has represented in the Merger Agreement that the execution and delivery of the Merger Agreement by the Company and the consummation by the Company of the transactions contemplated by the Merger Agreement have been duly authorized by all necessary corporate action on the part of the Company, subject to the approval of the Merger and the Merger Agreement by the Company’s shareholders in accordance with the PBCL. In addition, the Company has represented that the affirmative vote of the holders of a majority of the votes cast by the holders of Shares with each Share entitled to one vote per share is the only vote of the holders of any class or series of the Company’s capital stock which is necessary to approve the Merger Agreement and the transactions contemplated thereby, including the Merger. Therefore, unless the Merger is consummated pursuant to the short-form merger provisions under the PBCL described below (in which case no further corporate action by the shareholders of the Company will be required to complete the Merger), the only remaining required corporate action of the Company will be the approval of the Merger Agreement and the Merger by the affirmative vote of the holders of a majority of the votes cast by the holders of Shares with each Share entitled to one vote per share. The Merger Agreement provides that Parent will vote, or cause to be voted, all of the Shares then owned by Parent, Purchaser or any of Parent’s other subsidiaries and affiliates in favor of the approval of the Merger and the adoption of the Merger Agreement.

Short-Form Merger.    Section 1924(b)(1) of the PBCL provides that, if a corporation owns at least 80% of the outstanding shares of each class of a subsidiary corporation, the corporation holding such shares may either merge such subsidiary into itself or merge itself into such other corporation, in either case, without any action or vote on the part of the board of directors or the shareholders of such other corporation (a “short-form merger”). In the event that Purchaser acquires in the aggregate at least 80% of the outstanding Shares pursuant to the Offer or otherwise, then, at the election of Parent, a short-form merger could be effected without any further approval of the Company Board or the shareholders of the Company, subject to compliance with the provisions of Section 1924(b)(1) of the PBCL. In the Merger Agreement, Purchaser and the Company have agreed that Purchaser may extend the Offer on one or more occasions for an aggregate period of not more than ten business days if the Minimum Condition has been satisfied but less than 80% of the Shares have been validly tendered and not properly withdrawn. Even if Purchaser does not own 80% of the Shares following the consummation of the Offer, Purchaser could seek to purchase additional Shares in the open market or otherwise in order to reach the 80% threshold and employ a short-form merger. The consideration paid for any Shares so acquired in open market purchases may be greater or less than that paid in the Offer. Parent and Purchaser presently intend to effect a short-form merger, if permitted to do so under the PBCL, pursuant to which Purchaser will be merged with the Company.

Dissenters’ Rights.    Shareholders do not have dissenters’ rights as a result of the Offer. However, if the Merger is consummated, shareholders may have certain rights pursuant to the provisions of Subchapter 15D of the PBCL or any successor or replacement provision to dissent and demand appraisal of, and to receive payment in cash of the fair value of, their Shares. The shareholders will only be entitled to dissenters’ rights in the Merger if, prior to the Merger, the Shares are no longer listed on the NYSE or other securities exchange and the Shares are held beneficially and of record by less than 2,000 persons. If the statutory procedures are complied with and dissenters’ rights are applicable, such rights could lead to a judicial determination of the fair value required to be paid in cash to such dissenting shareholders. Any such judicial determination of the fair value of the Shares could be based upon considerations other than or in addition to the Merger Consideration or the market value of the Shares, including asset values and the investment value of the Shares. The fair value so determined could be more or less than the per Share Merger Consideration.

In circumstances in which dissenters’ rights are applicable, if any shareholder who demands appraisal but fails to perfect, or effectively withdraws or loses his right to appraisal and payment, as in accordance with the procedures of Subchapter 15D of the PBCL, the Shares of such shareholder will be converted into the per Share Merger Consideration in accordance with the Merger Agreement.

The foregoing discussion is not a complete statement of law pertaining to dissenters’ rights under the PBCL and is qualified in its entirety by the full text of Subchapter 15D of the PBCL.

Failure to follow the steps required by subchapter 15D of the PBCL for perfecting dissenters’ rights may result in loss of such rights. The preservation and exercise of appraisal rights require strict adherence to the applicable provisions of the PBCL.

Going Private Transactions.    The SEC has adopted Rule 13e-3 under the Exchange Act which is applicable to certain “going private” transactions and which may under certain circumstances be applicable to the Merger or another business combination following the purchase of Shares pursuant to the Offer in which Purchaser seeks to acquire the remaining Shares not held by it. Purchaser believes, however, that Rule 13e-3 will not be applicable to the Merger because it is anticipated that the Merger would be effected within one year following consummation of the Offer and in the Merger shareholders would receive the same price per Share as paid in the Offer. If Rule 13e-3 were applicable to the Merger, it would require, among other things, that certain financial information concerning the Company, and certain information relating to the fairness of the proposed transaction and the consideration offered to minority shareholders in such a transaction, be filed with the SEC and disclosed to minority shareholders prior to consummation of the transaction. The purchase of a substantial number of Shares pursuant to the Offer may result in the Company being able to terminate its Exchange Act registration, although Parent has no current intention to do so prior to the Effective Time. See Section 7—“Effect of the Offer on the Market for Common Shares, Share Quotation; Exchange Act Registration; Margin Regulations.” If such registration were terminated, Rule 13e-3 would be inapplicable to any such future Merger or such alternative transaction.

14.  Dividends and Distributions.

The Merger Agreement provides that between the date of the Merger Agreement and the Effective Time, the Company may not (i) split, combine or reclassify its outstanding capital stock or declare, set aside or pay any dividend or distribution payable in cash, stock, property or otherwise, except for the payment of dividends or distributions to the Company or a wholly-owned direct or indirect subsidiary of the Company by a wholly-owned direct or indirect subsidiary of the Company; (ii) redeem, purchase, acquire or offer or propose to redeem, purchase or acquire any shares of its capital stock or any options, warrants or rights to acquire any of its capital stock or any security convertible into or exchangeable for its capital stock; or (iii) authorize for issuance, issue, sell, offer, deliver, pledge or otherwise encumber or agree, propose to offer or commit to issue, sell, deliver, pledge or otherwise encumber (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any additional shares of its capital stock of any class or other securities or equity equivalents (including, without limitation, stock options and any stock appreciation rights) or securities convertible into or exchangeable for (or accelerate any right to convert or exchange securities for any capital stock of the Company other than as provided in the Merger Agreement), except that (1) the Company may issue shares upon exercise of options or the vesting of stock grants outstanding on the date of the Merger Agreement, in accordance with their respective terms as in effect on the date of the Merger Agreement, and (2) any subsidiary of the Company may issue capital stock or other securities to the Company or to another wholly owned subsidiary of the Company.

15.  Certain Conditions of the Offer.

Notwithstanding any other provision of the Offer or the Merger Agreement, in addition to (and not in limitation of) Purchaser’s rights pursuant to the Merger Agreement to extend and amend the Offer in accordance with the Merger Agreement, Purchaser will not be required to accept for payment or, subject to Rule 14e-1(c) of the Exchange Act, pay for and may delay the acceptance for payment of or, subject to Rule 14e-1(c) of the Exchange Act, the payment for, any Shares not theretofore accepted for payment or paid for, and Purchaser may terminate or amend the Offer (subject to certain provisions of the Merger Agreement) if (i) the Minimum Condition has not been satisfied, (ii) any applicable waiting period under the HSR Act will not have expired or been terminated or (iii) at any time on or after the date of the Merger Agreement and prior to the time of acceptance of such Shares for payment or the payment therefor, any of the following conditions has occurred and continues to exist:

(a)  any (i) representations and warranties of the Company set forth in Section 5.1, 5.2, 5.4(a), 5.5(a), 5.5(d), 5.9, 5.10, 5.16, 5.19, 5.20, 5.21 or 5.27 of the Merger Agreement shall not be true and correct in any material respect (determined without regard to any knowledge qualifications therein) as of such time (other than to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall not be true and correct in any material respect as of such date) or (ii) the representations and warranties of the Company in the Merger Agreement shall not be true and correct (determined without regard to any knowledge qualifications or any materiality or Company Material Adverse Effect qualifications therein), as of such time (other than to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall not be true and correct as of such date), except for purposes of this subclause (ii) to the extent the failure of such representations and warranties to be true and correct in the aggregate could not reasonably be expected to have a Company Material Adverse Effect, and in the case of both subclauses (i) and (ii), which breach or breaches shall not have been cured in all material respects prior to the earlier of (A) 10 business days following notice of such breach and (B) January 31, 2003;

(b)  the Company shall not have performed and complied with, in all material respects, each material covenant or agreement contained in the Merger Agreement and required to be performed or complied with by it and which breach shall not have been cured in all material respects prior to the earlier of (i) 10 business days following notice of such breach and (ii) January 31, 2003;

(c)  there shall be pending any suit, action, or proceeding by any Governmental Authority, which has a reasonable possibility of success, (i) challenging the acquisition by Parent or Purchaser of the Shares, seeking to make illegal, materially delay, make materially more costly or otherwise restrain or prohibit the making or consummation of the Offer and the Merger or seeking to obtain from the Company, Parent or Purchaser any damages or penalties that are material in relation to the Company and its subsidiaries taken as whole, (ii) seeking to prohibit or materially limit the ownership or operation by the Company, or Parent or any of their respective subsidiaries or affiliates of any of the material businesses or assets of the Company, Parent or any of their respective subsidiaries or affiliates, to dispose of or hold separate such material businesses or assets, as a result of the Offer, the Merger or any of the other Transactions, (iii) seeking to impose material limitations on the ability of Parent or Purchaser to acquire or hold, or exercise full rights of ownership of, any Shares accepted for payment pursuant to the Offer including, without limitation, the right to vote the Shares accepted for payment by it on all matters properly presented to the shareholders of the Company, (iv) seeking to prohibit Parent or any of its subsidiaries or affiliates from effectively controlling the businesses of the Company or its subsidiaries in any material respect, (v) requiring divestiture by Purchaser or any of its affiliates of any Shares or (vi) which otherwise could reasonably be expected to have a Company Material Adverse Effect;

(d)  there shall be any statute, rule, regulation, judgment, order or injunction (including with respect to competition or antitrust matters) enacted, entered, enforced, promulgated or issued, or any statute, rule or regulation which has been proposed by the relevant legislative or regulatory body and is reasonably likely to be enacted, with respect to or deemed applicable to, or any material consent or approval withheld or any other action shall be taken with respect to (i) Parent, the Company or any of their respective subsidiaries or affiliates or (ii) the Offer or the Merger or any of the other Transactions by any Governmental Authority or court, that has resulted or is reasonably likely to result, directly or indirectly, in any of the consequences referred to in clauses (i) though (vi) of the paragraph immediately above;

(e)  except as filed in the Filed Company SEC Reports or Company Disclosure Schedules since the date of the Merger Agreement there shall have occurred any events, changes, effects or developments that, individually or in the aggregate has a Company Material Adverse Effect;

(f)  (i) the Company Board or any other committee thereof shall have withdrawn, amended, modified or changed (including by amendment of the Schedule 14D-9); their recommendation of the Offer, the Merger

Agreement and the Merger or any of the other Transactions or approved or recommended to the Company’s shareholders an Acquisition Proposal or shall have failed to publicly reaffirm their approval or recommendation of the Offer, the Merger, the Transactions or the Merger Agreement within five business days following Parent’s or Purchaser’s written request to do so;

(g)  the Merger Agreement shall have been terminated in accordance with its terms;

(h)  any person or group (which includes a “person” or “group” as such terms are defined in Section 13(d)(3) of the Exchange Act) other than Parent, Purchaser, any of their affiliates, or any group of which any of them is a member, shall have acquired beneficial ownership of more than 25% of the outstanding Shares or shall have consummated or entered into a definitive agreement or an agreement in principle to consummate an Acquisition Proposal or if any person or group which, prior to the date of the Merger Agreement, had a Schedule 13D or 13G on file with the SEC shall have acquired or proposed to acquire beneficial ownership of additional shares of any class or series of capital stock of the Company, through the acquisition of stock, the formation of a group or otherwise, constituting 20% or more of any such class or series, or shall have been granted any option, right or warrant, conditional or otherwise, to acquire beneficial ownership of additional shares of any class or series of capital stock of the Company (including the Shares) constituting 20% or more of any such class or series (it being understood that the execution of the Tender and Voting Agreement by the Company shareholders that are parties thereto shall not, in itself, be deemed to constitute such an acquisition of beneficial ownership triggering this provision);

(i)  the Company shall not have taken all action necessary to enable those persons designated by Purchaser pursuant to the Merger Agreement to become members of the Company Board, subject to the acceptance for payment of and payment for not less than a majority of the Fully Diluted Shares of Company by Purchaser pursuant to the Offer; or

(j)  there shall have occurred and be continuing (i) any general suspension of trading in, or limitation on prices for, securities on the New York Stock Exchange (excluding any coordinated trading halt triggered as a result of a specified decrease in a market index) which continues uninterrupted for a period in excess of ten business hours, (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States any Governmental Authority and (iii) any mandatory limitation, by any Governmental Authority on the extension of credit by banks or other lending institutions.

The foregoing conditions are for the sole benefit of Purchaser and Parent and may be asserted by Purchaser or Parent regardless of the circumstances giving rise to any such condition and may be waived by Purchaser or Parent, in whole or in part, at any time and from time to time, in the sole discretion of Purchaser or Parent. The failure by Purchaser or Parent or any of their respective affiliates at any time to exercise any of the foregoing rights will not be deemed a waiver of any right, the waiver of any such right with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances and each right will be deemed an ongoing right which may be asserted at any time and from time to time.

“Company Material Adverse Effect” means any change, event, circumstance or effect, individually or when aggregated with other such changes, events, circumstances or effects, (i) that is or may reasonably be expected to be materially adverse to the business, assets, liabilities, financial condition or results of operations of the Company and its subsidiaries taken as a whole, or (ii) that materially impairs the ability of the Company to perform its material obligations under the Merger Agreement or the consummation of the Transactions; provided, that in no event shall any of the following, alone or in combination, be deemed to constitute, nor shall any of the following be taken into account in determining whether there has been or will be, a Material Adverse Effect: (a) any change in the Company’s stock price or trading volume, in and of itself; (b) any change, event, circumstance or effect that results from (i) changes in or affecting the industry in which the Company operates generally, which change, event, circumstance or effect does not disproportionately affect the Company in any material respect (ii) changes affecting the United States economy generally, or (iii) the public announcement or pendency of the Offer, the Merger or the other Transactions, in and of themselves, or (c) the failure of the Company to meet any projections with respect to its businesses or performance, in and of itself, for any period ending after the date of the Merger Agreement.

16.  Certain Legal Matters and Regulatory Approvals.

General.    Except as described in this Section 16, based on a review of publicly available filings made by the Company with the SEC and other publicly available information concerning the Company, neither Parent nor Purchaser is aware of any license or regulatory permit that is material to the business of the Company and its subsidiaries, taken as a whole, and is likely to be adversely affected by the acquisition of Shares by Parent or Purchaser pursuant to the Offer, the Merger or otherwise, or of any approval or other action by any governmental, administrative or regulatory agency or authority, domestic or foreign, that would be required prior to the acquisition of Shares by Purchaser pursuant to the Offer, the Merger or otherwise, except for those approvals and actions which Parent and Purchaser presently expect to obtain. To the extent that any such approval or other action is required, Purchaser and Parent presently contemplate that such approval or other action will be sought, except as described below under “—State Antitakeover Statutes.” While, except as otherwise described in this Offer to Purchase, Purchaser does not presently intend to delay the acceptance for payment of, or payment for, Shares tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if needed, will be obtained or will be obtained without substantial conditions or that failure to obtain any such approval or other action might not result in consequences adverse to the Company’s business or that certain parts of the Company’s business might not have to be disposed of, or other substantial conditions complied with, in the event that such approvals were not obtained or such other actions were not taken or in order to obtain any such approval or other action. If certain types of adverse action are taken with respect to the matters discussed below, Purchaser could decline to accept for payment, or pay for, any Shares tendered. See Section 15—“Certain Conditions of the Offer” for certain conditions to the Offer, including conditions with respect to governmental actions.

The Company is incorporated under the laws of Pennsylvania. The Pennsylvania Takeover Disclosure Law (“PTDL”) purports to regulate certain attempts to acquire a corporation which (1) is organized under the laws of Pennsylvania or (2) has its principal place of business and substantial assets located in Pennsylvania. In Crane Co. v. Lam, the United States District Court for the Eastern District of Pennsylvania preliminarily enjoined, on grounds arising under the United States Constitution, enforcement of at least the portion of the PTDL involving the pre-offer waiting period thereunder. Section 8(a) of the PTDL provides an exemption for any offer to purchase securities as to which the board of directors of the target company recommends acceptance to its shareholders, if at the time such recommendation is first communicated to shareholders the offeror files with the Pennsylvania Securities Commission (“PSC”) a copy of the Schedule TO and certain other information and materials, including an undertaking to notify shareholders of the target company that a notice has been filed with the PSC which contains substantial additional information about the offering and which is available for inspection at the PSC’s principal office during business hours. The Company Board has unanimously approved the transactions contemplated by the Merger Agreement and recommended acceptance of the Offer and the Merger to the Company’s shareholders. While reserving and not waiving its right to challenge the validity of the PTDL or its applicability to the Offer, Purchaser is making a Section 8(a) filing with the PSC in order to qualify for the exemption from the PTDL. Pursuant to Section 10 of the PTDL, Purchaser will submit the appropriate $50 notice filing fee along with the Section 8(a) filing. Additional information about the Offer has been filed with the PSC pursuant to the PTDL and is available for inspection at the PSC’s office at Eastgate Office Building, 2nd Floor, 1010 North 7th Street, Harrisburg, PA 17102-1410 during business hours.

Chapter 25 of the PBCL contains other provisions relating generally to takeovers and acquisitions of certain publicly owned Pennsylvania corporations such as the Company that have a class or series of shares entitled to vote generally in the election of directors of a corporation registered under the Exchange Act (a “registered corporation”). The following discussion is a general and highly abbreviated summary of certain features of such chapter, is not intended to be complete or to completely address potentially applicable exceptions or exemptions, and is qualified in its entirety by reference to Chapter 25 of the PBCL.

In addition to other provisions not applicable to the Offer or the Merger, Subchapter 25D of the PBCL includes provisions requiring approval of a merger of a registered corporation with an “interested shareholder” in which the “interested shareholder” is treated differently from other shareholders, by the affirmative vote of the shareholders entitled to cast at least a majority of the votes that all shareholders other than the interested shareholder are entitled to cast with respect to the transaction without counting the votes of the interested shareholder. This disinterested shareholder approval requirement is not applicable to a transaction (i) approved by a majority of disinterested directors, (ii) in which the consideration to be received by shareholders is not less than the highest amount paid by the interested shareholder in acquiring his shares, or (iii) effected without submitting the merger to a vote of shareholders as permitted in Section 1924(b)(1)(ii) of the PBCL. Purchaser currently believes that the disinterested shareholder approval requirement of Subchapter 25D will not be applicable to the contemplated Merger because of prior approval of the Merger by disinterested members of the Company Board.

Subchapter 25E of the PBCL provides that, in the event that Purchaser (or a group of related persons, or any other person or group of related persons) were to acquire Shares representing at least 20% of the voting power of the Company, in connection with the Offer or otherwise (a “Control Transaction”), shareholders of the Company would have the right to demand “fair value” of such shareholders’ Shares and to be paid such fair value upon compliance with the requirements of Subchapter 25E. Under Subchapter 25E, “fair value” may not be less than the highest price per share paid by the controlling person or group at any time during the 90-day period ending on and including the date of the Control Transaction, plus an increment, if any, representing any value, including, without limitation, any proportion of value payable for acquisition of control of the Company, that may not be reflected in such price. The Company has opted out of Subchapter 25E by an amendment to its Articles of Incorporation and has represented to Parent and Purchaser that Subchapter 25E is not applicable to the transactions contemplated by the Merger Agreement.

Subchapter 25F of the PBCL prohibits under certain circumstances certain “business combinations,” including mergers and sales or pledges of significant assets, of a registered corporation with an “interested shareholder” for a period of five years. Subchapter 25F exempts, among other things, business combinations approved by the board of directors prior to a shareholder becoming an interested shareholder and transactions with interested shareholders who beneficially owned shares with at least 15% of the total voting power of a corporation on March 23, 1988 and remain so to the share acquisition date. The Company has represented to Parent and Purchaser that Subchapter 25F is not applicable to the contemplated Merger.

Subchapter 25G of the PBCL, relating to “control-share acquisitions,” prevents under certain circumstances the owner of a control-share block of shares of a registered corporation from voting such shares unless a majority of both the “disinterested” shares and all voting shares approve such voting rights. Failure to obtain such approval may result in a forced sale by the control-share owner of the control-share block to the corporation at a possible loss. The Company has opted out of Subchapter 25G in its Bylaws and has represented to Parent and Purchaser that Subchapter 25G is not applicable to the transactions contemplated by the Merger Agreement.

Subchapter 25H of the PBCL, relating to disgorgement by certain controlling shareholders of a registered corporation following attempts to acquire control, provides that under certain circumstances any profit realized by a controlling person from the disposition of shares of the corporation to any person (including to the corporation under Subchapter 25G or otherwise) will be recoverable by the corporation. The Company has opted out of Subchapter 25H in its Bylaws and has represented to Parent and Purchaser that Subchapter 25H is not applicable to the transactions contemplated by the Merger Agreement.

Subchapter 25I of the PBCL entitles “eligible employees” of a registered corporation to a lump sum payment of severance compensation under certain circumstances if the employee is terminated, other than for willful misconduct, within 90 days before voting rights lost as a result of a control-share acquisition are restored by a vote of disinterested shareholders. Subchapter 25J of the PBCL provides protection against termination or impairment under certain circumstances of “covered labor contracts” of a registered corporation as a result of a

“business combination transaction” if the business operation to which the covered labor contract relates was owned by the registered corporation at the time voting rights are restored by shareholder vote after a control-share acquisition. The Company has represented to Parent and Purchaser that Subchapters 25I and 25J are not applicable to the transactions contemplated by the Merger Agreement.

Section 2504 of the PBCL provides that the applicability of Chapter 25 of the PBCL to a registered corporation having a class or series of shares entitled to vote generally in the election of directors registered under the Exchange Act or otherwise satisfying the definition of a registered corporation under Section 2502(l) of the PBCL shall terminate immediately upon the termination of the status of the corporation as a registered corporation. The purchase of a substantial number of Shares pursuant to the Offer may result in the Company being able to terminate its Exchange Act registration, although Parent has no current intention to do so prior to the Effective Time.

A number of states have adopted laws and regulations that purport to apply to attempts to acquire corporations that are incorporated in such states, or whose business operations have substantial economic effects in such states, or which have substantial assets, shareholders, employees, principal executive offices or principal places of business in such states. In Edgar v. MITE Corp., the Supreme Court of the United States (the “Supreme Court”) invalidated on constitutional grounds the Illinois Business Takeover statute, which, as a matter of state securities law, made certain corporate acquisitions more difficult. However, in 1987, in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that the State of Indiana may, as a matter of corporate law and, in particular, with respect to those aspects of corporate law concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without the prior approval of the remaining shareholders. The state law before the Supreme Court was by its terms applicable only to corporations that had a substantial number of shareholders in the state and were incorporated there.

Purchaser does not believe that the antitakeover laws and regulations of any state other than the Commonwealth of Pennsylvania will by their terms apply to the Offer, and, except as set forth above with respect to the PBCL, Purchaser has not attempted to comply with any state antitakeover statute or regulation. Purchaser reserves the right to challenge the applicability or validity of any state law purportedly applicable to the Offer and nothing in this Offer to Purchase or any action taken in connection with the Offer is intended as a waiver of such right. If it is asserted that any state antitakeover statute is applicable to the Offer and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer, Purchaser might be required to file certain information with, or to receive approvals from, the relevant state authorities, and Purchaser might be unable to accept for payment or pay for Shares tendered pursuant to the Offer or may be delayed in consummating the Offer. In such case, Purchaser may not be obligated to accept for payment, or pay for, any Shares tendered pursuant to the Offer. See Section 15—“Certain Conditions of the Offer”.

The Company, directly or through its subsidiaries, conducts business in a number of states throughout the United States, some of which may have enacted antitakeover laws. If any state takeover statute or similar statute, rule or regulation (Pennsylvania or otherwise) becomes applicable to the Offer, the Merger, the Merger Agreement, the Tender and Voting Agreement or any other Transaction, the Company and its Board of Directors will use commercially reasonable efforts to ensure that the Offer, the Merger and the other Transactions may be consummated as promptly as practicable on the terms contemplated by the Merger Agreement and the Tender and Voting Agreement and otherwise to minimize the effect of such statute or regulation on the Offer, the Merger and the other Transactions.

United States Antitrust.    The Offer and the Merger are subject to the HSR Act, which provides that certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the United States Department of Justice (the “Antitrust Division”) and the United States Federal Trade Commission (the “FTC”) and certain waiting period requirements have been satisfied.

The rules promulgated by the FTC require the filing by each of Parent and the Company of a Notification and Report Form with respect to the Offer under the HSR Act. Parent made the required filing on November 12, 2002. The waiting period under the HSR Act with respect to the Offer will expire at 11:59 p.m., New York City time, on the fifteenth day after the date Parent’s form was filed unless early termination of the waiting period is granted. However, the Antitrust Division or the FTC may extend the waiting period by requesting additional information or documentary material from Parent. If such a request is made, such waiting period will expire at 11:59 p.m., New York City time, on the tenth day after substantial compliance by Parent with such request. Only one extension of the waiting period pursuant to a request for additional information is authorized by the HSR Act. Thereafter, such waiting period may be extended only by court order or with the consent of Parent. In practice, complying with a request for additional information or material can take a significant amount of time. In addition, if the Antitrust Division or the FTC raises substantive issues in connection with a proposed transaction, the parties frequently engage in negotiations with the relevant governmental agency concerning possible means of addressing those issues and may agree to delay consummation of the transaction while such negotiations continue. Purchaser will not accept for payment Shares tendered pursuant to the Offer unless and until the waiting period requirements imposed by the HSR Act with respect to the Offer have been satisfied. See Section 15—“Certain Conditions of the Offer”.

The FTC and the Antitrust Division frequently scrutinize the legality under the Antitrust Laws (as defined below) of transactions such as Purchaser’s acquisition of Shares pursuant to the Offer and the Merger. At any time before or after Purchaser’s acquisition of Shares, the Antitrust Division or the FTC could take such action under the Antitrust Laws as it deems necessary or desirable in the public interest, including seeking to enjoin the acquisition of Shares pursuant to the Offer or otherwise seeking divestiture of Shares acquired by Purchaser or divestiture of substantial assets of Parent or its subsidiaries. Private parties, as well as state governments, may also bring legal action under the Antitrust Laws under certain circumstances. Based upon an examination of publicly available information provided by the Company relating to the businesses in which the Company and its subsidiaries are engaged, Parent believes that the acquisition of Shares by Purchaser will not violate the Antitrust Laws. Nevertheless, there can be no assurance that a challenge to the Offer or other acquisition of Shares by Purchaser on antitrust grounds will not be made or, if such a challenge is made, of the result. See Section 15 for certain conditions to the Offer, including conditions with respect to litigation and certain government actions.

As used in this Offer to Purchase, “Antitrust Laws” shall mean and include the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other Federal, state and foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrines, and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

Applicable Foreign Antitrust Laws.    Other than the filings with the Antitrust Division and the FTC as described above, and except as identified in the Merger Agreement, Parent does not believe that any additional pre-merger antitrust filings are required with respect to the Offer or the Merger. To the extent that any additional antitrust filings

17.  Fees and Expenses.

Purchaser and Parent have retained Georgeson Shareholder Communications Inc. to serve as the Information Agent and American Stock Transfer & Trust Company to serve as the Depositary in connection with the Offer. The Information Agent may contact holders of Shares by personal interview, mail, telephone, telex, telegraph and other methods of electronic communication and may request brokers, dealers, banks, trust companies and other nominees to forward the Offer materials to beneficial holders. The Information Agent and the Depositary will each receive reasonable and customary compensation for their services, be reimbursed for certain reasonable out-of-pocket expenses and be indemnified against certain liabilities and expenses in connection with their services, including certain liabilities under the Federal securities laws.

Except as set forth above, neither Parent nor Purchaser will pay any fees or commissions to any broker or dealer or other person or entity in connection with the solicitation of tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies will, upon request, be reimbursed by Purchaser for customary mailing and handling expenses incurred by them in forwarding the Offer materials to their customers.

18.  Miscellaneous.

The Offer is being made solely by this Offer to Purchase and the related Letter of Transmittal and is being made to all holders of Shares. Purchaser is not aware of any jurisdiction where the making of the Offer is prohibited by administrative or judicial action pursuant to any valid state statute. If Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of the Shares pursuant thereto, Purchaser shall make a good faith effort to comply with such statute or seek to have such statute declared inapplicable to the Offer. If, after such good faith effort, Purchaser cannot comply with such state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) holders of Shares in such state. In those jurisdictions where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer is being made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdictions.

No person has been authorized to give any information or to make any representation on behalf of Parent or Purchaser not contained herein or in the Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized.

Purchaser and Parent have filed with the SEC the Schedule TO pursuant to Section 14(d)(1) of the Exchange Act and Rule 14d-3 promulgated thereunder, together with exhibits, furnishing certain additional information with respect to the Offer. In addition, the Company has filed with the SEC the Schedule 14D-9 pursuant to Rule 14d-9 under the Exchange Act, setting forth its recommendation with respect to the Offer and the reasons for its recommendation and furnishing certain additional related information. Such Schedules and any amendments thereto, including exhibits, should be available for inspection and copies should be obtainable in the same manner set forth in Section 8—“Certain Information Concerning the Company” of this Offer to Purchase (except that such material will not be available at the regional offices of the SEC). Neither the delivery of this Offer to Purchase nor any purchase pursuant to the Offer will under any circumstances create any implication that there has been no change in the affairs of Parent, the Purchaser, the Company or any of their respective subsidiaries since the date any information is furnished or the date of this Offer to Purchase.

FAC ACQUISITION CORPORATION

November 15, 2002

SCHEDULE I

INFORMATION CONCERNING DIRECTORS AND
EXECUTIVE OFFICERS OF FAC HOLDING CORPORATION AND FAC ACQUISITION
CORPORATION; AND TRUSTEES OF THE MEMBER TRUSTS, DIRECTORS AND EXECUTIVE
OFFICERS OF THE BERWIND COMPANY LLC, THE SOLE SHAREHOLDER OF FAC HOLDING CORPORATION

1.  Directors and Executive Officers of FAC Acquisition Corporation.    The following table sets forth the name and present principal occupation or employment, and material occupations, positions, offices or employments for the past five years, of each director and executive officer of Purchaser. Each such person is a citizen of the United States of America, unless otherwise noted, and the business address of each such person is 3000 Centre Square West, Philadelphia, PA 19102, 215-563-2800.

Name and Address	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years
James L. Hamling
President (November 2002 to present) of FAC Acquisition Corporation; President (November 2002 to present) of FAC Holding Corporation; and Director, President and Chief Executive Officer of The Berwind Company LLC (January 2002 to present). Mr. Hamling was President, Chief Executive Officer and Chief Operating Officer (February 2001 to June 2001) of a predecessor of The Berwind Company LLC and Berwind Corporation; and is Director (February 2001 to present), President (January 2002 to present) and Chief Executive Officer (January 2002 to present) of The Berwind Company LLC and Berwind Corporation. Mr. Hamling is also President and Director (January 1998 to present) of Berwind Industries LLC; and trustee of certain of the member trusts of The Berwind Company LLC.

Van Billet
Director, Vice President and Chief Financial Officer (November 2002 to present) of FAC Acquisition Corporation; Director, Vice President and Chief Financial Officer (November 2002 to present) of FAC Holding Corporation; Vice President and Chief Financial Officer of The Berwind Company LLC; and Vice President and Chief Financial Officer (May 2002 to Present) of Berwind Corporation. Mr. Billet was Senior Vice President and Chief Financial Officer of Hercules, Inc. (November 2000 to May 2001) and Vice President Finance (June 2000 to November 2000) of Hercules, Inc. Mr. Billet was Vice President and Chief Financial Officer of PJM Interconnection, LLC (September 1999 to June 2000). Mr. Billet served as Vice President – Finance, Vice President & Controller and Team Leader – Finance (September 1996 to May 1999) of Lyondell Chemical Company/ARCO Chemical Company.

Victoria R. Richards
Director, Vice President and Treasurer (November 2002 to present) of FAC Acquisition Corporation; Director, Vice President and Treasurer (November 2002 to present) of FAC Holding Corporation; Vice President, Corporate Development (April 2002 to present) and Treasurer (September 1999 to present) of The Berwind Company LLC; and Vice President, Corporate Development (April 2002 to present) and Treasurer (September 1999 to present) of Berwind Corporation. Ms. Richards was Senior Relationship Manager and Vice President of PNC Bank (1987-1999).

Name and Address	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years
Melissa Lang
Assistant Treasurer (November 2002 to present) of FAC Acquisition Corporation; Assistant Treasurer (November 2002 to present) of FAC Holding Corporation; and Assistant Treasurer (March 2001 to present) of Berwind Corporation. Ms. Lang was Vice President (December 1998 to March 2001) of PNC Bank and Analyst (December 1997 to December 1998) of Reliance Insurance Co.

Mary A. LaRue
Secretary (November 2002 to present) of FAC Holding Corporation; Secretary (November 2002 to present) of FAC Acquisition Corporation; and Secretary of The Berwind Company LLC (January 2002 to Present). Ms. LaRue has been Secretary of Berwind Corporation for more than the past five years.

2.  Directors and Executive Officers of FAC Holding Corporation.    The following table sets forth the name and present principal occupation or employment, and material occupations, positions, offices or employments for the past five years, of each director and executive officer of FAC Holding Corporation. Each such person is a citizen of the United States of America, unless otherwise noted, and the business address and telephone number of each such person is 3000 Centre Square West, Philadelphia, PA 19102, 215-563-2800.

Name and Address	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years
James L. Hamling
President (November 2002 to present) of FAC Holding Corporation; President (November 2002 to present) of FAC Acquisition Corporation; and Director, President and Chief Executive Officer of The Berwind Company LLC (January 2002 to present). Mr. Hamling was President, Chief Executive Officer and Chief Operating Officer (February 2001 to June 2001) of a predecessor of The Berwind Company LLC and Berwind Corporation; and is Director (February 2001 to present), President (January 2002 to present) and Chief Executive Officer (January 2002 to present) of The Berwind Company LLC and Berwind Corporation. Mr. Hamling is also President and Director (January 1998 to present) of Berwind Industries LLC; and trustee of certain of the member trusts of The Berwind Company LLC.

Van Billet
Director, Vice President and Chief Financial Officer (November 2002 to present) of FAC Holding Corporation; Director, Vice President and Chief Financial Officer (November 2002 to present) of FAC Acquisition Corporation; Vice President and Chief Financial Officer of The Berwind Company LLC; and Vice President and Chief Financial Officer (May 2002 to Present) of Berwind Corporation. Mr. Billet was Senior Vice President and Chief Financial Officer of Hercules, Inc. (November 2000 to May 2001) and Vice President Finance (June 2000 to November 2000) of Hercules, Inc. Mr. Billet was Vice President and Chief Financial Officer of PJM Interconnection, LLC (September 1999 to June 2000). Mr. Billet served as Vice President – Finance, Vice President & Controller and Team Leader – Finance (September 1996 to May 1999) of Lyondell Chemical Company/ARCO Chemical Company.

Name and Address	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years
Victoria R. Richards
Director, Vice President and Treasurer (November 2002 to present) of FAC Holding Corporation; Director, Vice President and Treasurer (November 2002 to present) of FAC Acquisition Corporation; Vice President, Corporate Development (April 2002 to present) and Treasurer (September 1999 to present) of The Berwind Company LLC; and Vice President, Corporate Development (April 2002 to present) and Treasurer (September 1999 to present) of Berwind Corporation. Ms. Richards was Senior Relationship Manager and Vice President of PNC Bank (1987-1999).

Melissa Lang
Assistant Treasurer (November 2002 to present) of FAC Holding Corporation; Assistant Treasurer (November 2002 to present) of FAC Acquisition Corporation; and Assistant Treasurer (March 2001 to present) of Berwind Corporation. Ms. Lang was Vice President (December 1998 to March 2001) of PNC Bank and Analyst (December 1997 to December 1998) of Reliance Insurance Co.

Mary A. LaRue
Secretary (November 2002 to present) of FAC Holding Corporation; Secretary (November 2002 to present) of FAC Acquisition Corporation; and Secretary (January 2002 to present) of The Berwind Company LLC. Ms. LaRue has been Secretary of Berwind Corporation for more than the past five years.

3.  Directors, Executive Officers and Trustees of the Member Trusts of The Berwind Company LLC, the Sole Shareholder of FAC Holding Corporation.    The following table sets forth the name and present principal occupation or employment, and material occupations, positions, offices or employments for the past five years, of each director, executive officer and trustee of each of the member trusts of The Berwind Company LLC. Unless otherwise indicated, each such person is a citizen of the United States of America and the business address and telephone number of each such person is 3000 Centre Square West, Philadelphia, PA 19102,  215-563-2800.

Name and Address	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years
C.G. Berwind, Jr.
Chairman and Director of The Berwind Company LLC (January 2002 to present); Trustee of one of the member trusts of The Berwind Company LLC; Chairman and Director of Berwind Corporation. Mr. Berwind has been trustee of one of the member trusts of The Berwind Company LLC, and Chairman and Director of Berwind Corporation for more than the past five years.

C. Graham Berwind, III	Trustee of one of the member trusts of The Berwind Company LLC; and Senior Vice President of Melrose Hotel Group. Mr. Berwind has held the foregoing positions for more than the past five years.

Jessica M. Berwind	Trustee of certain of the member trusts of The Berwind Company LLC. Ms. Berwind has held the foregoing position for more than the past five years.

James D. Berwind 2424 E. Las Olas Blvd. Ft. Lauderdale, FL 33301
Trustee of one of the member trusts of The Berwind Company LLC; and President Atlantic Yard Co. (August 1998 to present). Mr. Berwind has been a trustee of such trust for more than the past five years.

Name and Address	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years
Joanna B. Creamer
Vice Chairman of The Berwind Company LLC (January 2002 to present); Trustee of certain of the member trusts of The Berwind Company LLC. Ms. Creamer has been a trustee of such trusts for more than the past five years.

Van Billet
Vice President and Chief Financial Officer of The Berwind Company LLC (May 2002 to present); Director, Vice President and Chief Financial Officer (November 2002 to present) of FAC Acquisition Corporation; Director, Vice President and Chief Financial Officer (November 2002 to present) of FAC Holding Corporation; and Vice President and Chief Financial Officer (May 2002 to Present) of Berwind Corporation. Mr. Billet was Senior Vice President and Chief Financial Officer of Hercules, Inc. (November 2000 to May 2001) and Vice President Finance (June 2000 to November 2000) of Hercules, Inc. Mr. Billet was Vice President and Chief Financial Officer of PJM Interconnection, LLC (September 1999 to June 2000). Mr. Billet served as Vice President – Finance, Vice President & Controller and Team Leader – Finance (September 1996 to May 1999) of Lyondell Chemical Company/ARCO Chemical Company.

James L. Hamling
Director, President and Chief Executive Officer of The Berwind Company LLC (January 2002 to present). President (November 2002 to present) of FAC Acquisition Corporation; President (November 2002 to present) of FAC Holding Corporation. Mr. Hamling was President, Chief Executive Officer and Chief Operating Officer (February 2001 to June 2001) of a predecessor of The Berwind Company LLC and Berwind Corporation; and is Director (February 2001 to present), President (January 2002 to present) and Chief Executive Officer (January 2002 to present) of The Berwind Company LLC and Berwind Corporation. Mr. Hamling is also President and Director (January 1998 to present) of Berwind Industries LLC; and trustee of certain of the member trusts of The Berwind Company LLC.

Mary A. LaRue
Secretary of The Berwind Company LLC; Secretary (November 2002 to present) of FAC Holding Corporation; Secretary (November 2002 to present) of FAC Acquisition Corporation; and Secretary of Berwind Corporation. Ms. LaRue has been Secretary of The Berwind Company LLC and Berwind Corporation for more than the past five years.

Pamela I. Lehrer
Vice President, General Counsel (January 2002 to present) of The Berwind Company LLC; Vice President, General Counsel (July 1998 to present) of Berwind Corporation; General Counsel and Corporate Secretary (January 1995 to July 1998) of Day & Zimmermann International, Inc.

Bruce J. McKenney
Director (January 2002 to present) of The Berwind Company LLC; Vice President, Financial Planning (January 2002 to present) of The Berwind Company LLC; and Director (January 1999 to present), Vice President, Financial Planning (January 2002 to present) of Berwind Corporation. Mr. McKenney was Senior Vice President Administration (January 1999 to December 2001) of Berwind Corporation and Vice President Administration (January 1998 to December 1998) of Berwind Corporation.

Name and Address	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years
Thomas B. Morris, Jr. 1717 Arch Street 4000 Bell Atlantic Tower Philadelphia, PA 19103
Director of The Berwind Company LLC; Director of Berwind Corporation; and trustee of certain of the member trusts of The Berwind Company LLC. Mr. Morris has been a partner at Dechert and held the foregoing positions for more than the past five years.

Victoria R. Richards
Vice President Corporate Development (April 2002 to present) and Treasurer (September 1999 to present) of The Berwind Company LLC; Director, Vice President and Treasurer (November 2002 to present) of FAC Acquisition Corporation; Director, Vice President and Treasurer (November 2002 to present) of FAC Holding Corporation; and Vice President, Corporate Development (April 2002 to present) and Treasurer (September 1999 to present) of Berwind Corporation. Ms. Richards was Senior Relationship Manager and Vice President of PNC Bank (1987 to 1999).

Facsimile copies of the Letter of Transmittal, properly completed and duly executed, will be accepted. The Letter of Transmittal, certificates for Shares and any other required documents should be sent or delivered by each shareholder of the Company or his broker, dealer, commercial bank, trust company or other nominee to the Depositary, at the applicable address set forth below:

The Depositary for the Offer is:

American Stock Transfer & Trust Company

By Registered or Certified Mail,	By Facsimile Transmission:
Hand or Overnight Courier:	(For Eligible Institutions Only)
American Stock Transfer & Trust Company	(718) 234-5001
59 Maiden Lane	For Confirmation Call:
New York, New York 10038	(877) 777-0800

Any questions or requests for assistance or additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and the other tender offer materials may be directed to the Information Agent at the address and telephone number set forth below. Shareholders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

The Information Agent for the Offer is:

17 State Street, 10th Floor
New York, New York 10004
Banks and Brokerage Firms Please Call:  (212) 440-9800
All Others Call Toll Free:  (866) 870-4330